U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                SYCONET.COM, INC.
                 (Name of small business issuer in its charter)

           Delaware                             7812                          54-1838089
   (State or jurisdiction            (Primary Standard Industrial          (I.R.S. Employer
of incorporation or organization)     Classification Code Number)         Identification No.)

          310 Dominion Road, Vienna, Virginia 22180, (703) 281-9607 (Address and telephone number of principal executive offices)

          310 Dominion Road, Vienna, Virginia 22180, (703) 281-9607
(Address of principal place of business or intended principal place of business)

                  William Spears, President, SyCoNet.Com, Inc.,
          310 Dominion Road, Vienna, Virginia 22180, (703) 281-9607
           (Name, address and telephone number of agent for service)

Copy to: Richard G. Klein, Esq., Hofheimer Gartlir & Gross, LLP, 530 Fifth Avenue, New York, NY 10036 (212) 818-9000

Approximate date of proposed sale to the public: On, and from time to time after, the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 please check the following box. /X/ _____________

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/ _____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. /_/ ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. /_/ ___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                                   ----------

                         Calculation of registration fee

---------------------------------------------------------------------------------------------------
Title of each                            Proposed maximum   Proposed
class of securities    Amount to be      offering price     maximum aggregate   Amount of
to be registered       registered        per share          offering price      registration fee
---------------------------------------------------------------------------------------------------
Common Stock            2,600,000(1)      $.075(2)           $  195,000.00      $  51.48
Common Stock              700,000(3)      $.02               $   14,000.00      $   3.70
---------------------------------------------------------------------------------------------------
Total Registration Fee                                                          $  55.18
---------------------------------------------------------------------------------------------------

(1) Consists of shares of our common stock being registered for resale which includes:

     o shares issued pursuant to an advertising agreement dated December 14, 2000, and,

     o shares issued pursuant to an investor relations agreement dated November 22, 2000, and

     o shares issued and issuable pursuant to a financial consulting agreement dated November 22, 2000.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the bid and the asked prices of our common stock on January 16, 2001 as reported on the OTC Bulletin Board.

(3)  Consists of shares issuable upon exercise of options.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

     This registration statement relates to 3,300,000 shares of our common stock owned by the persons named in this prospectus under the caption "selling security holders" and includes shares of our common stock underlying options. The shares were or will be acquired by the selling security holders in various transactions, all of which were or will be exempt from registration under the Securities Act of 1933. The shares registered by this prospectus may be offered from time to time directly to purchasers in privately negotiated transactions or they may offer the shares for sale in the over-the-counter market through or to securities brokers or dealers that may receive compensation in the form of discounts, concessions or commissions from the selling security holders. The shares will be offered at prices prevailing at the time of sale or negotiated prices.

     We will receive no part of the proceeds of any sales of our common stock as a result of this offering. We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

                                   PROSPECTUS
                                 for the sale of
                        3,300,000 shares of common stock
                                       of
                                SYCONET.COM, INC.
                             by selling security holders

     The shares in this offering are being sold by the selling security holders named in the "Selling security holders" section on page 41.

     Investing in SyCoNet's common stock involves a high degree of risk. See "Risk factors" on page 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


















                The date of this prospectus is January 18, 2001.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary ...................................................................    5

Forward looking statements ................................................    6

Risk factors ..............................................................    7

Use of proceeds ...........................................................   14

Dividend policy ...........................................................   14

Management's discussion and analysis of
     financial condition and  results of operations .......................   15

Business ..................................................................   24

Properties and equipment ..................................................   29

Legal proceedings .........................................................   29

Management ................................................................   29

Certain relationships and related transactions ............................   38

Market for common equity and related stockholder matters ..................   38

Principal shareholders ....................................................   39

Selling security holders ..................................................   41

Description of securities .................................................   43

Plan of distribution ......................................................   45

Legal matters .............................................................   45

Experts ...................................................................   46

Limited liability of directors ............................................   46

Financial statements ......................................................  F-1

                                     Summary

     Unless the context otherwise requires, all references in this registration statement to "us," "we," "our" or "SyCoNet" mean SyCoNet.Com, Inc., and its subsidiary Animedepot.com, Inc.

The company

     SyCoNet.Com, Inc. was formed in Delaware in June 1997 under the name SyCo Comics and Distribution Inc. and is the successor to a limited partnership named SyCo Comics and Distribution formed under the laws of the Commonwealth of Virginia on February 1, 1997, by Sy Robert Picon and William Spears. On February 17, 1999, SyCo Comics and Distribution Inc. changed its name to SyCoNet.Com, Inc. On September 14, 2000, Mr. Picon resigned as an officer and director of us. Mr. Spears is our president and co-chief executive officer with Ross Rojek.

     Our principal place of business is 310 Dominion Road, Vienna, Virginia 22180, and our telephone number is (703) 281-9607.

     Our common stock is listed on NASDAQ's Over-the-Counter Bulletin Board under the symbol "SYCD".

     As more fully described below, SyCoNet.Com, Inc. is engaged principally in the distribution and direct marketing of Anime - animated cartoons produced in Japan and shipped to the United States where English subtitles or dialogue are inserted prior to distribution on videocassettes -- and Anime-related toys and other merchandise. We sell directly to individuals over the internet and at Anime conventions. We are also a wholesale distributor to small retail outlets such as Anime specialty stores, comic book specialty stores, video stores, toy stores and electronic stores. We have almost completed the development of our web portal and product-based V-ISP service and our business-to-business e-commerce services. However, we suspended the project and absent the technical staff and the funding required to finish the platform, we currently are not able to complete a working model of the e-commerce platform nor avail ourselves of our first potential beta customer. We are in negotiation with Selenetix, a key subcontractor on the e-commerce project, to determine the feasibility and the resources required to complete the platform, which, if launched at all, would be at a scaled back level.

     For the last six months we have experienced a severe cash shortage and we have stopped virtually all of our Anime advertising and substantially curtailed our operations. At one point we had outstanding balances with various vendors and were put on "C.O.D." ("cash on delivery") terms with our suppliers. Currently, we have resumed limited Anime advertising, have paid down all of our debt to various vendors and are on C.O.D. terms only with some of our suppliers. We have been unable to generate cash flows to sustain our operations, even at this reduced level. This arose primarily because we did not receive the additional funding we had expected to receive from various potential investors who executed letters of intent with us; in particular, the $500,000 we expected to receive from Alliance Equities, Inc. ("Alliance") on July 5, 2000 was not paid at that time. As a result, we were unable to meet our June 26, 2000 payroll, to pay many of our bills as they came due and to continue our operations at previous levels. Between June 26, 2000 and August 14, 2000, most of our employees quit, accepted other employment, or were formally laid off, and as a result, we suspended all work on our highly customized e-commerce and V-ISP hardware and software platform.

     With the assistance of Mr. Ross Rojek, our new co-chief executive officer, we have redefined our short, medium and long-term plans. Our short-term plan is to cover our immediate cash flow needs by (1) negotiating existing debt using options and warrants, (2) pursuing private placements with potential investors,
(3) collecting on past due receivables, either by ourselves or through a collection agency and (4) selling our existing excess computer equipment. By the time we will have a need for all of our computer stations again, most of the equipment likely will be obsolete. Since most of our computers and related equipment are less than a year old, we believe we can get a better price by selling them now, although no assurances can be given. Our medium-term plans include (1) re-vamping our "animedepot.com" website using a newly-created software program so that we can expand the number of available products, (2) expanding the number of wholesale products available to our retail store customers and (3) resuming e-mail distribution of our pre-release catalog for advance orders of upcoming titles that had been suspended due to our cash shortage. We plan to finish the catalog by the end of January 2001 and then begin regular mailings via e-mail initially focused on our international pre-pay and domestic C.O.D. customers to increase our cash flow. Finally, our long-term plans will focus on potential revenue-generating options with our V-ISP service. Although no assurances can be given, we have negotiated with Selenetix, a key subcontractor on the V-ISP project, to complete the programming and testing for the service, at which point we may roll out the service ourselves, form a partnership with another company or sell the assets to another firm. Other long-term plans include working in niche fulfillment for other companies. We will expand the types of products carried and fulfilled and we may expand those products into wholesale distribution.

     Although we are attempting to cover our immediate cash flow needs, if we are unable to obtain the additional capital we require we will have to rely only on the limited cash flow from the sale of our Anime products to fund our operating expenses, which might not be sufficient to enable us to remain in business. In addition, due to the recent loss of key personnel, our substantial operating losses since inception, and the fact that we have used substantial amounts of working capital in our operations, our September 30, 2000 financial statements (unaudited) contain an explanatory paragraph, footnote 1, to the effect that our ability to continue as a going concern is dependent upon our ability to obtain substantial additional working capital and to replace certain key personnel, as to neither of which any assurance can be given.

The offering

Common stock offered by
     the selling shareholders..........                  3,300,000 shares

     We will not receive any of the proceeds of the shares sold by the selling security holders.

Summary financial data

     Our independent public accountants, Yount, Hyde & Barbour, P.C., have audited our 1997, 1998 and 1999 financial statements. You should read the information below along with all other financial information and analysis in this prospectus. Please don't assume that the results below indicate results that we'll achieve in the future.

                                             Period from
                                           January 31, 1997                  Fiscal Year Ended              Nine Months Ended
                                        (date of inception) to                  December 31,                September 30, 2000
                                          December 31, 1997              1998                 1999            (Unaudited)
                                          ------------------             ----                 ----          ----------------
Statement of Operations Data:
----------------------------
Net revenue                                   $ 174,880               $ 625,955          $ 1,153,536           $ 580,606
Cost of sales                                   246,222                 512,024              851,478             476,304
Gross profit (loss)                             (71,342)                113,931              302,058             104,302
Total expenses                                  415,971                 771,395            5,599,437             740,043
Operating income (loss)                        (487,313)               (657,464)          (5,297,379)           (635,741)
Net operating income (loss)                    (489,735)               (661,029)          (5,297,973)           (652,766)

                                                               December 31,                       September 30, 2000
                                                      1998                    1999                   (Unaudited)
                                                      -----                   ----                ------------------
Balance Sheet Data:
------------------
Working capital                                    $(125,596)              $     (680)                $ (721,701)
Total assets                                         255,917                1,151,412                    558,621
Total liabilities                                    372,143                1,074,902                  1,143,297
Stockholders equity (deficit)                       (116,226)                  76,510                   (584,677)



                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk factors section beginning on page seven of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                  Risk factors

    Please carefully consider the following risk factors as well as the other information set forth in this prospectus, including our financial statements and the related notes, before deciding to invest in the common stock. Should any of the following risks occur, in addition to risks and uncertainties not presently known to us, the price of our stock, our financial condition, and the results of our operations could be materially impacted, and you could lose all or part of your investment.

We have a limited operating history which constrains our forecasting ability.

     Since our inception in 1997 we have not attained profitability, and as of September 30, 2000, we had an accumulated deficit (unaudited) of approximately $7 million. We have relied primarily on external financing, which during the past three years consisted primarily of private placements of our common stock to fund our operations and capital requirements, including our product line inventory growth, and most recently, the development of our portal and product-based V-ISP service and our business-to-business e-commerce services. Even if we receive the additional financing we need to be able to continue such development, there can be no assurance that we will succeed. In addition, there can be no assurance as to when, if ever, we will be able to achieve profitability or that profitability, if achieved, can be sustained.

     In view of our limited operating history and our recent initiatives in developing internet-related businesses, we are unable to identify an established trend on which to base planned operating expenses. Consequently, we may not be able to contain our costs in a timely manner to offset any unfavorable sales trend nor improve our infrastructure to absorb unexpected development costs or sales growth. As a result, during any quarter we may incur a net loss or cash burn that may be greater than expected.

We currently have a severe cash shortage and, as a result, very limited operations.

     We have not received the additional funding we had expected to receive by now from various potential investors who executed letters of intent with us; in particular, the $500,000 we expected to receive from Alliance Equities, Inc. ("Alliance") on July 5, 2000 was not paid at that time. As a result, we were unable to meet our June 26, 2000 payroll, to pay many of our bills as they came due and to continue our operations at previous levels. Between June 26, 2000 and August 14, 2000, most of our employees quit, accepted other employment, or were formally laid off. As a result, we stopped our Anime advertising and, as we were unable to pay down our obligations, were put on C.O.D. terms with our suppliers. Currently we have resumed limited Anime advertising, have paid down all of our debt to our various vendors and are on C.O.D. terms only with some of our suppliers. We also have suspended all work on our highly customized e-commerce and V-ISP hardware and software platform. Absent the technical staff and the funding required to finish the platform, we currently are not able to complete a working model of the e-commerce platform nor avail ourselves of our first potential beta customer. We are in negotiation with Selenetix, a key subcontractor on the e-commerce project, to determine the feasibility and the resources required to complete the platform, which, if launched at all, would be at a scaled back level.

     Although we are attempting to cover our immediate cash flow needs, if we are unable to obtain the additional capital we require we will have to rely only on the limited cash flow from the sale of our Anime products to fund our operating expenses, which might not be sufficient to enable us to remain in business. In addition, due to the recent loss of key personnel, our substantial operating losses since inception, and the fact that we have used substantial amounts of working capital in our operations, our September 30, 2000 financial statements (unaudited) contain an explanatory paragraph, footnote 1, to the effect that our ability to continue as a going concern is dependent upon our ability to obtain substantial additional working capital and to replace certain key personnel, as to neither of which any assurance can be given.

We may not be able to raise the additional capital we currently require.

     We can't assure you that the additional financing we require will be available to us on favorable terms, or at all. Available debt financing will require payment of interest at a significantly higher rate than prime. Funds raised through equity issuances will result in shareholder dilution. Our recent financing efforts were unsuccessful and there can be no assurance that our current efforts will have favorable results. Absent any immediate infusion of cash or significant sales rebound, we will not be able to continue operations beyond February 2001.

We expect operating losses and negative cash flows to continue.

     Assuming we receive the additional capital we require to continue our business plan, as to which we can give no assurances, in order to expand our market share and enhance branding we expect to incur significant marketing and advertising expenses. Certain of these expenses may include web-based targeted advertising as well as partner/affiliate marketing programs to generate new customers. We expect to hire additional personnel to enhance our sales force and technology team which we will utilize to increase market penetration via web-based and traditional selling methods. In connection with the recruitment and retention of additional personnel, we expect to utilize stock options, which may result in increased stock compensation costs. Recent increases in capital investments will result in depreciation or lease amortization costs over these capital assets' economic lives. Additionally, future acquisitions, if undertaken, may result in the recognition of goodwill, the amortization of which would not impact cash flows but could adversely impact results of operations. Despite our competitive technology and marketing initiatives, we may not be able to generate adequate sales to offset incurred or planned expenditures in the foreseeable future.

We are dependent on third parties to supply our Anime products, and as a result of our current cash shortage, our vendors will only send us products on a C.O.D. basis.

     Our success and viability as an Anime retailer and distributor primarily depends on our ability to obtain a reliable source of products. We obtain our Anime cassettes on a non-exclusive basis from multiple sources, and therefore, although no assurance can be given, we believe that we have a secure source of product. However, due to our recent cash shortage, many vendors had refused to supply us with videos until we satisfied our unpaid balances with them. Although all of our unpaid balances have now been satisfied, some of our vendors still will only send us videos on a C.O.D. ("cash on delivery") basis. This has resulted in a reduction in our videocassette inventory, which could affect our ability to fulfill orders. Our inability to obtain access to a substantial number of Anime products in a timely manner could have a material adverse effect on our sales and results of operations. In addition, our cash shortage and limited cash flow, combined with our substantial indebtedness, at any time could result in our sudden inability to obtain such access, which would result in lost sales and marketing credibility, which would adversely affect our reputation, financial condition and prospects in the Anime business.

We compete with well-capitalized companies in our existing as well as planned business areas.

     The distribution of Anime products is dominated primarily by five large integrated distributors who supply the mass market retailers, and four relatively small Anime distributors that, like us, serve the Anime niche market of small specialty retailers. All of our competitors have vastly larger marketing, financial, personnel and other resources than we do. We compete on the basis of price, service and product knowledge, and there can be no assurance that we will be able to compete effectively and expand our business. In the e-commerce and ISP arenas, our competitors have access to capital markets or strategic partners that can fund their growth and acquisition, thereby facilitating the execution of their business plans.

If we lose the services of one or more of our key personnel, or fail to attract or retain other management talent in the future, our business operations and our stock price may suffer.

     Our success is dependent upon the continued services and performance of William Spears and Ross Rojek, our co-chief executive officers. We do not have any employment agreements, and every member of our senior management team is an employee at will and is therefore free to terminate his employment with us at any time. For example, our chief financial officer, Kathryn Jacobson, resigned on September 15, 2000 for family reasons and our inability to find a chief financial officer to replace her could have a material adverse effect on our business operations. In addition, we do not maintain any key man insurance on the lives of anyone in senior management. There can be no assurance that we would be able to employ qualified person(s) on acceptable terms to replace them. Our success also hinges largely on our ability to rebuild our management infrastructure and our continued ability to attract and retain qualified marketing and sales personnel. We will compete for personnel with other traditional distributors, and our inability to successfully hire or retain qualified personnel, especially in senior management, could have a material adverse effect on our business, financial condition or results of operations.

Alliance Equities, Inc. may be deemed to have effective control of us.

     By virtue of beneficially owning 31% of our common stock, Alliance Equities, Inc. may be deemed to have effective control of us. Accordingly, it may be able generally to direct our affairs and the use of all funds available to us, elect a majority of our directors and cause us to declare or refrain from declaring dividends, increase our authorized capital, issue additional shares of our capital stock or other corporate securities and determine the outcome of all matters submitted to the stockholders for approval. This concentration of control may also have the effect of delaying, deferring or preventing a change of control of us.

Our growth is partly dependent upon our ability to develop our website and employ the most recent e-commerce technology.

     Commencing in late 1999, we have expended considerable resources in enhancing our website. Significant effort has been expended towards the development of web content and graphics, as well as web maintenance, to include timely product pricing and product availability information. Our inability to update our website, facilitate on-line shopping, and cater to changing tastes, trends and preferences could result in lost customers and sales. In order to remain competitive and improve our internet sell-through rates, we must continue to upgrade the functionality and features of our online stores. We can't assure you that we'll be able to report or sustain sales growth to recover our capital investment. Our current financial condition does not allow us to continue further technology development and thus, we can't assure you of any sales growth at this time, absent any new financing.

We carry a significant amount of debt, and absent any fresh infusion of cash, are unable to pay off our creditors in the short term.

     We are actively in discussion with our various creditors with respect to either barter, debt alleviation, forgiveness, C.O.D. or extended payment terms. However, we cannot assure you that we will be successful in most of these efforts, and thus, may not be able to ward off litigation or a court-supervised proceeding.

We cannot predict what regulations may be imposed on us as a provider of online products and services.

     We're subject to regulations applicable to businesses generally and laws or regulations directly applicable to access to online commerce. Although there are currently few laws and regulations directly applicable to the internet and commercial online services, it is possible that a number of laws and regulations may be adopted with respect to the internet or commercial online services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the internet or commercial online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, financial condition and results of operations.

     Moreover, the applicability to the internet and commercial online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. Any such new legislation or regulations, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the internet and commercial online services, could have a material adverse effect on our business, financial condition and results of operations.

We may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear on our websites.

     Claims involving defamation, negligence, copyright, patent or trademark infringement, as well as claims based on the nature and content of the materials that appear on websites, have been brought, and sometimes successfully pressed, against online services. Although we carry general liability as well as directors and officers insurance, any imposition of liability could have a material adverse effect on our reputation and our business, financial condition and results of operations.

We're dependent on the increased usage and stability of the internet and the web.

     The usage of the web for products and services such as those offered by us will depend in significant part on continued rapid growth in the number of households and commercial, educational and government institutions with access to the web, in the level of usage by individuals and in the number and quality of products and services designed for use on the web. Because usage of the web as a source for information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the web will continue to increase and whether any significant market for usage of the web for such purposes will continue to develop and expand. There can be no assurance that internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered online will improve sufficiently to continue to support user interest. Failure of the web to stimulate user interest and be accessible to a broad audience at moderate costs would jeopardize the markets for our websites.

     Moreover, issues regarding the stability of the internet's infrastructure remain unresolved. The rapid rise in the number of internet users and increased transmission of audio, video, graphical and other multimedia content over the web has placed increasing strains on the internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the web and could reduce the usage of the web by businesses and individuals. In addition, to the extent that the web continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the internet infrastructure, there can be no assurance that the internet will be able to support the demands placed upon it by such continued growth. Any failure of the internet to support an increasing number of users due to inadequate infrastructure or otherwise would seriously limit the development of the web as a viable source of e-commerce and e-commerce services, which could materially and adversely affect the acceptance of our products and services, which would, consequently, materially and adversely affect our business, financial condition and results of operations.

Our websites are subject to capacity constraints and system disruptions.

     The satisfactory performance, reliability and availability of our websites and our network infrastructure are critical to attracting web users and maintaining relationships with business customers and consumers. System interruptions that result in the unavailability of our websites or slower response times for consumers would reduce the attractiveness of our websites to customers. Additionally, any substantial increase in traffic on our websites would require us to expand and adapt our network infrastructure. Our inability to add additional software and hardware to accommodate increased traffic on our websites may cause unanticipated system disruptions and result in slower response times. There can be no assurance that we would be able to expand our network infrastructure on a timely basis to meet increased demand. Any increase in system interruptions or slower response times resulting from the above factors could have a material adverse effect on our business, financial condition and results of operations.

Our websites are subject to security risks.

     Programmers or hackers may attempt to penetrate our network security. If successful, such actions could have a material adverse effect on our business, financial condition and results of operations. A party who is able to penetrate our network security could misappropriate proprietary information or cause interruptions in our websites. We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of internet transactions and the privacy of users may also inhibit the growth of the internet generally, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability. There can be no assurance that contractual provisions attempting to limit our liability in these areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of our agreements, any of which could have a material adverse effect on our business, results of operations and financial condition.

There are risks associated with the use of our domain names.

     We currently hold seven web domain names, "animedistribution.com", "animedistribution.net", "animedistribution.org", "sycodistribution.com",
"syconet.com", "altvidwar.com," and "animedepot.com." The regulation of domain names in the U.S. and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which we conduct business. Although we have filed service mark applications for certain of these domain names, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our proprietary rights. Any such inability could have a material adverse effect on our business, financial condition and results of operations.

Our continued OTC Bulletin Board listing is not assured.

     Absent any financing in the immediate term, we will not be able to afford professional experts required for SEC regulatory compliance, thereby jeopardizing our ability to file our SEC reports on a timely basis and impairing our eligibility for continued listing on the OTC Bulletin Board.

Investors' negative perceptions of dotcom companies could result in further sales of our common stock, which could cause our stock price to fall even further and hurt our ability to raise the capital we require.

     General market perceptions concerning comparative investment risk associated with dotcom companies, as well as investors' reassessment of their risk relative to investment in us, can influence their decision to hold or sell shares of our stock. Additionally, shareholders who have passed their respective restriction periods may sell their shares if there is some modest price appreciation relative to the cost basis of their shares, which might have been acquired at a discount. If enough stockholders at any one time sell our common stock, the market price of our stock could fall, thereby making it more difficult for us to obtain equity-based financing on favorable terms. As of December 21, 2000, we had approximately 23.6 million restricted shares. Other than the five million shares issued to our co-ceo Ross Rojek and the approximately 14.8 million shares registered in this or earlier prospectuses, all of the restricted stock are saleable in accordance with the terms and conditions of Rule 144 of the Securities Act. Mr. Rojek's shares will become saleable after December 2001.

     Under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period that number of shares which doesn't exceed the greater of (a) one percent of the number of shares of common stock then outstanding or (b) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also governed by certain requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without compliance with the manner of sale, public information, volume limitation and notice provisions prescribed by Rule 144. Sales by our stockholders of a substantial amount of our common stock could adversely affect the market price of our common stock.

We could issue substantial amounts of additional shares without shareholder approval.

     We have a substantial number of shares of common stock unissued and not reserved for specific issuances which could be issued without any action or approval by our shareholders, thus substantially diluting the percentage ownership of SyCoNet held by purchasers of the securities and potentially adversely affecting the market price of our common stock.

We haven't paid any dividends.

     We've never paid any dividends on our common stock and we don't intend to pay any in the foreseeable future.

Since our common stock is being quoted only on the Bulletin Board, the price of our common stock could be very volatile.

     Under the criteria of the National Association of Securities Dealers, Inc., which administers the NASDAQ system, our common stock does not now qualify for inclusion in the NASDAQ system and is quoted only on the Bulletin Board. In addition, the trading volume in our common stock is relatively low. Therefore, the market for our stock may not be able to efficiently accommodate significant trades on any given day. Consequently, sizable trades of our common stock may cause volatility in the market price of our common stock to a greater extent than in more actively traded securities. These broad fluctuations, in addition to generally unfavorable stock market conditions, have adversely affected, and may continue to affect, the market price of our common stock.

                                 Use of proceeds

     We will not receive any of the proceeds from the sale of shares of common stock by the selling security holders.

                                 Dividend policy

     We currently intend to retain earnings for use in the operation and expansion of our business and therefore don't anticipate paying any cash dividends in the foreseeable future. Cash dividends, if any, that may be paid in the future to holders of our common stock will be payable when, as, and if declared by our board of directors, based upon our assessment of our financial condition, our earnings, need for funds, capital requirements and other factors.

                     Management's discussion and analysis of
                  financial condition and results of operations

Overview

     The following is a discussion of certain factors affecting our results for the quarters and nine month periods ended September 30, 2000 and 1999 and the three fiscal years ended December 31, 1997, 1998 and 1999, and our liquidity and capital resources. This discussion and analysis should be read along with our financial statements and their notes, which begin on page F-1 of this prospectus, and the preceding risk factors. Since they are significant in relation to costs of operations, we present distribution and fulfillment costs on the financial statements as a component of selling, general and administrative expenses pursuant to Emerging Issues Task Force (EITF) Issue 00-10. The SEC may later decide to require the classification of certain distribution costs as cost of sales. If this occurs, we will reclassify these costs pursuant to the new SEC requirements, and our gross profit will be negatively impacted accordingly. However, such reclassification will not have any impact on our sales, operating profit or loss, or net profit or loss.

     As a reminder, our fiscal year ends on December 31. The years mentioned throughout are fiscal years.

     Since inception, we have incurred losses, and as of September 30, 2000, we had an accumulated deficit of approximately $7 million.

     For the last six months we have experienced a severe cash shortage. At one point, we had outstanding balances with various vendors and were on "C.O.D." ("cash on delivery") terms with our suppliers. We are still on C.O.D. terms with some of our suppliers, and we have been unable to generate cash flows to sustain our operations, even at this reduced level. This arose primarily because we did not receive the additional funding we had expected to receive from various potential investors who executed letters of intent with us; in particular, the $500,000 we expected to receive from Alliance Equities, Inc. ("Alliance") on July 5, 2000 was not paid at that time. As a result, we were unable to meet our June 26, 2000 payroll, to pay many of our bills as they came due and to continue our operations at previous levels. Between June 26, 2000 and August 14, 2000, most of our employees quit, accepted other employment, or were formally laid off, and as a result, we have suspended all work on our highly customized e-commerce and V-ISP hardware and software platform. Absent the technical staff and the funding required to finish the platform, we currently are not able to complete a working model of the e-commerce platform nor avail ourselves of our first potential beta customer. We are in negotiation with Selenetix, a key subcontractor on the e-commerce project, to determine the feasibility and the resources required to complete the platform, which, if launched at all, would be at a scaled back level.

     Pursuant to the August 4, 2000 amendment to our December 16, 1999 funding agreement, Alliance's funding obligation was reduced from $2,000,000 to $1,000,000, all of which we now have received. We in turn issued to Alliance an aggregate of 9,302,654 shares, as well as 600,000 shares that were issued to Alliance upon the exercise of common stock purchase warrants, all of which were registered in earlier prospectuses. We applied Alliance's monies to our payroll and other current obligations, including various vendors, legal and accounting fees, purchasing Anime inventory, and working capital.

     Although we are attempting to cover our immediate cash flow needs, if we are unable to obtain the additional capital we require we will have to rely only on the limited cash flow from the sale of our Anime products to fund our operating expenses, which might not be sufficient to enable us to remain in business. In addition, due to the recent loss of key personnel, our substantial operating losses since inception, and the fact that we have used substantial amounts of working capital in our operations, our September 30, 2000 financial statements (unaudited) contain an explanatory paragraph, footnote 1, to the effect that our ability to continue as a going concern is dependent upon our ability to obtain substantial additional working capital and to replace certain key personnel, as to neither of which any assurance can be given.

     The following assumes we receive the additional financing we require to continue our business plan, as to which we can give no assurances.

     We expect losses to continue, pending our achievement of growth in web sales or the acquisition of targeted product licenses, which would allow us to realize higher profit margins. We believe that Internet sales growth will be contingent on our ability to (a) establish name recognition among fans of Anime and capitalize on up-selling and cross-selling opportunities; (b) select and market product lines that will gain popularity among Anime fans and will have cross-over potential to mainstream animation fans; (c) provide our customers good value, in terms of competitive pricing and order fulfillment; (d) identify and capitalize on advertising media and search engine tools that will allow us to best reach our target customers; and (e) acquire and successfully market product licenses. In January, 2000, we entered into an alliance with USA Network Interactive, which would have enabled us to launch an integrated advertising and branding campaign for our Anime product line through an e-commerce area jointly developed by USA Networks' Interactive science fiction web site, Scifi.com, and animedepot.com, our premier Anime website. We subsequently defaulted on this agreement because of a lack of funds and are negotiating our debt. A separate advertising agreement with World Wrestling Federation ("WWF") has expired and we also are negotiating our debt. It is unlikely that we will enter into new advertising agreements with either USA or WWF in the near future.

     During the second quarter, we lost most of our officers and senior management, including our former CEO, Sy Picon. One of our new CEOs, William Spears, is charged with the responsibility of re-establishing our operating structure and re-focusing on our core business. Our other CEO, Ross Rojek, is responsible for designing and implementing a new business plan which will focus in the short-term on bringing us to a cashflow breakeven point. Because of our recent downsizing, and our limited resources including product on hand, our sales through the most recent quarter have declined when compared with the same period last year.

     Any improvement in sales during the fourth quarter and beyond will be contingent on promotional discounts, convention marketing, recapture of lost customers, customer loyalty demonstrated through repeat sales, current trends, which influence the popularity of certain of our product lines, inventory levels and/or product availability, and seasonal demand. Historically, our quarterly sales during a given year reflect seasonality, with the lowest and highest volumes reported during the first quarter and fourth quarter, respectively, except for this year, when the lowest sales occurred during the third quarter. Other factors that may impact sales in the future include unforeseen technological problems associated with web traffic and server availability, government regulations on web transactions, and the general state of the economy.

     Operating margins will be, and have been, significantly impacted by (a) our ability to maintain and satisfy our existing repeat customers, as well as attract new customers with the same level of loyalty; (b) competitive pricing pressures; (c) the effectiveness of advertising and marketing expenditures and management's ability to measure and evaluate results; (d) the effectiveness of our web design and content in attracting and leading consumers to consummate on-line sales; (e) shipping efficiencies; (f) proportion of distributor sales in relation to consumer sales; (g) general economies of scale; (h) overall operating efficiencies as well as cost reduction measures; (i) overall sales of high margin product which normally appeals to certain segments or niche market; and (j) effective inventory management techniques, including our ability to select and market highly sellable titles.

Results of Operations

     Comparison of the quarters ended September 30, 2000 and 1999

     Net sales, consisting of the selling price of VHS and DVD products, trading cards, toys and apparel, net of discounts and customer returns, were $ 102,800 for the quarter ended September 30, 2000, a 73% decrease over net sales of $375,100 during the comparable quarter in 1999. Net sales for the nine months ended September 30, 2000 were $ 580,600, which declined by 25% compared to $773,100 for the same period last year. The sales reduction occurred primarily during the third quarter of 2000, having been negatively impacted by the continued loss of our wholesale and Internet customers, due to prolonged stock-outs as well as a substantial decline in our web traffic.

     Our limited cash resources and impaired credit terms prevented us from restocking our inventory. Towards the end of the second quarter and continuing on to the third quarter, we were not able to fulfill increased customer demand for new product and back orders, resulting in foregone sales and lost customers. It was not until August, 2000, when we received funding that we were able to buy the inventory needed to meet customer demand. We have since renegotiated terms with our key suppliers and arranged for the return of slow-moving or unsold product in exchange for new or more popular titles. We have recently received new product and have placed orders for new releases, in anticipation of robust holiday demand. If a sales rebound were to occur, as to which no assurance can be given, it would occur mid-way through the fourth quarter. Any sales rebound is contingent on a successful implementation of a limited but focused marketing and advertising program, direct sales campaign and promotion, and revamped customer service, along with a streamlined order fulfillment and inventory management process in order to recapture old customers and attract new ones.

     Our sales were also negatively impacted by the absence of any significant print and web advertising on our part. All our advertising commitments have expired or terminated, resulting in a substantial slow-down in our web traffic click-throughs and sell-throughs. We lack the financial wherewithal to fund any major advertising effort, thereby further hampering our ability to attract new customers and potential buyers to our website.

     The following table sets forth certain financial data for us as a percentage of net sales for the indicated periods:


                                                          Nine Months Ended Sept 30            Three Months Ended Sept 30
                                                          2000                 1999            2000                  1999
                                                          ----                 ----            ----                  ----
Net sales                                                 100.00%             100.00%         100.00%               100.00%
Cost of goods sold                                         82.04%              77.42%          58.62%                81.46%
                                                      ----------          ----------      ----------            ----------

          Gross profit (loss)                              17.96%              22.58%          41.38%                18.54%

Operating expenses:
  Selling, general and                                    578.20%              75.86%         469.22%                43.18%
      administrative expenses
  Restructuring & other non-recurring charges              72.85%               0.00%           0.00%                 0.00%
  Reversal of stock compensation exp                     -523.59%               0.00%           0.00%                 0.00%
                                                      ----------          ----------      ----------            ----------
          Operating (loss)                               (109.50%)            -53.28%        -427.84%               -24.64%

Nonoperating expense, net                                  -2.93%              -0.30%          -2.49%                -0.24%
                                                      ----------          ----------      ----------            ----------

          Net (loss)                                     -112.43%             -53.58%        -430.33%               -24.88%
                                                      ==========          ==========      ==========            ==========

     Gross profit is defined as sales less cost of sales, which consists of the cost of product sold to the customers and inbound shipping costs. Our gross margin percentage is affected by the proportion of consumer sales relative to retail sales, the former generally yielding higher margins than sales from our distribution business. Our gross profit was $42,500 and $104,300 for the quarter and the nine months ended September 30, 2000, a 39% and 40% decline, respectively. over the gross profit for the same periods in 1999. Our gross profit declined in terms of absolute dollars, primarily due to reduced sales. We expect gross margins to fluctuate from period to period based on any shift in the customer base (wholesaler/retailer versus consumer), mix of products sold, or change in shipping and handling costs. Our gross margins have also been negatively impacted by significant inventory shrinkage and disposal, as a result of an inordinate amount of inventory in transit, amidst the loss and turnover of personnel.

     Selling, general and administrative (SG&A) expenses include the costs of personnel involved in product distribution, customer service, financial administrative and executive functions, in addition to travel, advertising, investor relations, legal and professional services, stock compensation, and other operating costs. Although a significant amount of these costs have been curtailed, we have continued to incur legal and accounting costs necessary for regulatory compliance in order to enable us to continue as a reporting company. Including the costs of post-effective amendments associated with a recent registration statement, these costs comprised approximately 30% of our SG&A during the third quarter. SG&A expenses were $ 482,200 and $ 162,000 for the quarters ended September 30, 2000 and 1999, respectively, and $3.4 million and $586,500 for the nine months ended September 30, 2000 and 1999.

     Prior to the third quarter, the factors accounting for the increased SG&A costs during 2000 include: hiring of key personnel in management, information technology, customer service, and warehousing/distribution to establish our infrastructure and facilitate order fulfillment; travel related to financing efforts and trade conventions; grass roots marketing and on-line advertising; and professional services required in connection with regulatory compliance. We also charged to SG&A development costs (labor and non-labor) associated with our e-commerce platform, which in the aggregate amounted to $400,000.

     As part of our cost containment effort, we have outsourced the order fulfillment function to Independent Software Services Inc. ("ISSI") of Frederick, Maryland, but have retained certain of our warehousing personnel to support in-house customer service. Absent the requirement for a warehouse, we did not renew the warehouse lease, which expires November 15, 2000. The rental for our new office space, which has commenced in early November, will be at no cost to us, provided by Selenetix, one of our major vendors, in consideration for debt repayment and a technology letter of agreement, the terms for which are subject to be incorporated in a definitive contract.

     Operating expenses during the nine-month period for 2000 were mitigated by the reversal of previously recognized stock compensation costs as a result of the cancellation of 13,599,750 options previously granted to our two co-founders and other employees that were awarded last year and cancelled in 2000.

     Subsequent stock option awards to Spears and certain of the remaining employees were noncompensatory, owing to the exercise price being set at the price of the stock as of the date of award and cancelled in 2000.

     Without any immediate cash infusion available to us and in the wake of unfavorable sales, we undertook significant cost-cutting measures in order to reduce our SG&A expenses. Our year-to-date payroll, which totaled over $ 1 million through September 30, 2000, has been cut by 70%, as a result of an across-the-board reduction in force, as well as attrition. We deferred further development on our e-commerce and V-ISP platform, on which approximately $300,000 of internal labor costs had been spent through the second quarter. However, we are in discussion with Selenetix, one of our major ecommerce subcontractors, to launch the technology platform in consideration for stock, repayment of existing debt, and revenue sharing.

Comparison of the years ended December 31, 1999 and 1998

     Net sales, consisting of the selling price of VHS and DVD products, trading cards, toys and apparel, net of discounts and customer returns, were $1.2 million for the twelve months ended December 31, 1999, an increase of 84% from net sales of $626,000 during 1998. We attribute the growth in 1999 to the effectiveness of on-line advertising in generating on-line customer sales, the popularity of certain video titles in the product line, an increased customer base, and continued repeat sales, in addition to seasonal peak holiday shopping. Increased sales also arose from our presence at tradeshows and conventions.

     The following table sets forth certain financial data for us as a percentage of net sales for the indicated periods:

                                                              (Audited)
                                                        Years ended December 31
                                                         1999            1998
                                                       -------         -------
Net Sales                                               100.00%         100.00%
Cost of Goods Sold                                       73.81           81.80
Gross Margin                                             26.19           18.20
Selling, General and Administrative
Expenses                                                485.41          123.23
                                                       -------         -------

Operating Loss                                         (459.22)        (105.03)
Other Expense                                             (.05)          (0.57)
                                                       -------         -------

Net Loss                                               (459.27)        (105.60)
                                                       =======         =======

     Gross profit is defined as sales less cost of sales, which consists of the cost of product sold to the customers and related shipping costs. The growth in our gross margin arose from increased on-line consumer sales, which generally yield higher margins than sales to retailers. Our gross profit was $302,000 for the year ended December 31, 1999, a 165% increase over the gross profit during 1998. We expect gross margins to fluctuate from period to period based on any shift in the customer base (wholesaler/retailer versus consumer), mix of products sold, or change in shipping and handling costs.

     Selling, general and administrative (SG&A) expenses include the costs of personnel involved in product distribution, customer service, financial administrative and executive functions, in addition to travel, advertising, investor relations, legal and professional services, stock compensation, and other operating costs.

     Factors accounting for the increased costs during 1999 included greater requirements for additional in-house order fulfillment personnel to service on-line customers; casual labor support and travel related to trade conventions; grass roots marketing and on-line advertising; and development of web content, primarily on our animedepot.com web site. We believe that these costs will continue to increase as a result of our commitment to build and enhance our infrastructure. SG&A expenses for 1999 also included a one-time charge for fees payable to a consultant in stock for investor relations, research and press coverage services, which upon contract termination had a fair value of $292,188 and a $3.8 million charge for stock compensation costs associated with non-qualified stock option grants during the fourth quarter which vested as of year-end.

Comparison of the fiscal years ended December 31, 1998 and 1997

     No meaningful comparison can be made between 1998 and 1997 sales because during 1998 we changed our product line to consist primarily of Anime videos and DVDs. In 1997, sales consisted primarily of comic books. Our decision to change our product line resulted in a 258% increase in net sales, from $175,000 in 1997 to $626,000 in 1998.

     The negative profit margin for 1997 reflects a provision for the write-off of the remaining inventory, consisting primarily of comic books, at the end of that year. As a result, the 1997 fiscal year's negative gross margin of $(71,000) is not comparable with the gross margin of $114,000 for the full 1998 fiscal year, which did not reflect a similar write-off.

     Selling, general and administrative expenses were $771,000 for the fiscal year ended December 31, 1998 compared to $416,000 for the fiscal year ended December 31, 1997. We attribute the increase to additional personnel necessary to service and warehouse greater inventory as a result of the new product line.

Deferred Compensation

     We recorded total deferred stock compensation of $382,300 during the first nine months of 2000, in connection with the amortization of compensatory stock options granted late last year. We had no recognizable deferred compensation costs during the corresponding quarter of 1999. Deferred stock compensation is amortized to expense over the vesting periods of the applicable options. The amortization cost represents the vested portion of the difference between the exercise price of stock option grants and the deemed fair value of our common stock at the time of such grants.

Income Taxes

     We made no provision for any current or deferred U.S. federal, state income tax or benefit for any of the periods presented. We cannot provide any assurance as to when profits will materialize, if at all. Therefore, we cannot predict when we can use the net operating loss carry-forwards, which begin to expire in 2017, and which may be subject to certain limitations imposed under Section 382 of the Internal Revenue Code of 1986. Due to the uncertainty concerning our ability to realize the related tax benefit, we have provided a full valuation allowance on the deferred tax asset, which consists primarily of net operating loss carry-forwards.

Year 2000

     We substantially replaced disparate financial, purchasing, and customer order databases with a fully integrated Y2K-compliant enterprise-wide platform of front office, back office, financial and e-business solutions. We have made an assessment of our internal systems, software, computer technology and other services internally developed by third party vendors and have not detected any malfunctions or any system failures at or beyond the year 2000. These systems include the software to run our financial accounting system, search engines, sales order fulfillment, inventory control, transaction-processing, as well as monitoring and back-up capabilities. Failure of these systems to be Year 2000 compliant could adversely impact the accounting operations, order fulfillment and other operations of our web site. Based upon our assessment to date, we believe that our systems are year 2000 compliant, although there can be no unconditional assurance in this regard. In connection with our assessment, we have partially relied on assurances from our vendors, including financial institutions to process credit card payments for Internet sales, telecommunications and Internet Service Providers. Currently, we do not believe that it will be necessary to implement a remediation plan for our third-party software, third-party vendors and computer technology and services with respect to year 2000 compliance. The costs of the year 2000 readiness internal review incurred prior to and during the year 2000 were not material and were charged to operations in the respective periods that they occurred. Although we do not expect to experience, nor have we experienced, business disruptions associated with Year 2000-related problems, we cannot assure you that all potential Year 2000 defects have been uncovered or corrected in our internal systems, including third party software and related products.

Letter of Intent for an Acquisition

     We entered into a Letter of Intent to acquire Zocchi Distributing Inc., a distributor of games and science fiction/fantasy products. The letter of intent expressly provides that a condition to the Zocchi acquisition is Syconet causing the sole Zocchi shareholder to be relieved its personal guarantee of Zocchi's bank debt. Given our current financial condition, we think it unlikely that such condition can be satisfied absent our receipt of substantial additional financing or improvement in our results of operations. There has not been any progress with the subject transaction.

Liquidity and capital resources

     As of September 30, 2000, our cash position consisted of $ 98,700 in cash compared to $ 587,600 in cash as of December 31, 1999.

     We have funded our operations primarily through private equity financing from accredited investors pursuant to Regulation D, which is a limited offer and sale of securities without registration under the Securities Act of 1933. During the first nine months of 2000, net cash provided by financing included $1.8 million in private placement funds compared to $ 775,000 for the same period in 1999.

     Net cash used in operations were $2.8 million during the first nine months of 2000, compared to $681,700 during the same period in 1999. The use of cash was due primarily to a loss from operations which was $(652,800) and $(414,200) for the subject periods in 2000 and 1999, respectively. On a pro forma basis, the loss during 2000, before the effect of the cancellation of stock options, was approximately $3.7 million. For the most part, our working capital was tied up in inventory, which did not turn over as needed. As part of our restructuring, we have negotiated the return of approximately $ 200,000 of our inventory, which has alleviated our debt load and provided us supplier credit that was applied towards the purchase of new product in demand by our customers.

     Subsequent to September 30, 2000, we have made some progress in reducing and restructuring debt, through return of equipment or product; cancellation and/ or non-renewal of advertising, subscription, software and license agreements; termination of most consulting and leasing agreements; partial forgiveness of certain indebtedness; barter arrangements; and renegotiation of extended payment terms. We are current with our payroll obligations, but will not be able to increase staff, or rebuild our infrastructure, absent any significant improvement in sales or fresh infusion of cash.

     Through September 30, 2000, net cash used in investing activities consisted primarily of purchases geared towards the enhancement of our e-commerce platform. We deployed our technical staff to develop a fully integrated end-to-end order fulfillment and inventory management system, which is initially for internal use but can be packaged and customized for resale as a business-to-business or business-to-consumer solution. Capital expenditures, which did not include development costs, consisted only of equipment and software necessary to complete the platform and amounted to $380,000. During 1999, there were no capital expenditures for the comparative period.

     Prior to September 30, we entered into various financing letters of intent
(LOI) and agreements to finance our core business and the development of our e-commerce and ISP platform. The anticipated funding from these LOIs never materialized and we no longer expect them to result in additional financing to us.

     Alliance Equities recently re-negotiated its funding commitment with us, from $2 million to $1 million, all of which we have received as of this filing. The funding was paid off upon our delivery of stock equivalent to that number of shares valued at 50% of the closing bid price of our stock on the day immediately preceding the date of our receipt of each tranche.

     During the first quarter of 2000, we entered into a new lease for a larger warehouse, which is currently on month-to-month terms, expiring on November 15, 2000. We will not renew this lease, as we have outsourced inventory storage and order fulfillment to ISSI Inc. in Frederick, Maryland.

     We also executed a 5-year, $1 million lease on a build-to-suit facility in Manassas, Virginia, and relocated our corporate headquarters to an interim location in Manassas, Virginia. Because of corporate downsizing, we are unable to utilize these facilities and have negotiated one lease cancellation, subject to the execution of a promissory note in the amount of approximately $17,000 and a second lease cancellation, subject to the issuance of redeemable warrants to purchase 36,563 shares of our common stock at a price of $0.16 per share until August 14, 2005.

     In anticipation of a growth in our staff, we entered into a 3-year capital lease for furniture at our corporate headquarters. We have been released from the lease, but forfeited a security deposit in the amount of $40,000 which was used by the lessor to cover his loss from the resale of our furniture.

     We have drastically reduced our cash burn as a result of our restructuring and the deferment of our technology plans. However, we will need to raise additional financing to enable us to meet working capital requirements; rebuild our core business; ramp back up the inventory to enable us to remain competitive and to attract and recapture new and old customers alike; and to launch a controlled but focused performance-based marketing program. Accordingly, we are seeking such capital through debt or private placements, equity offerings or other sources. The sale of equity or equity-related securities could result in additional dilution to shareholders. We hope to be able to plan to issue shares to fund the costs of future acquisition of, or a strategic partnership with, complementary businesses which may be better capitalized than us, and accordingly, require the issuance of equity or debt securities.

     However, we cannot assure you that our financing requirements can be met by current, available or potential facilities or that additional facilities will be available on terms and conditions favorable to us, if at all. Currently, we do not have access to sufficient committed capital that will enable us to maintain operations beyond February, 2001.

                                    Business

Overview

     As more fully described below, SyCoNet is engaged principally in the distribution and direct marketing of Anime -- animated cartoons produced in Japan and shipped to the United States where English subtitles or dialogue are inserted prior to distribution on videocassettes -- and Anime-related toys and other merchandise. We sell directly to individuals over the internet and at Anime conventions. We are also a wholesale distributor to small retail outlets such as Anime specialty stores, comic book specialty stores, video stores, toy stores and electronic stores. In addition, we were in the process of completing our plan to offer e-commerce services to our strategic partners and to other businesses based on the technology platform that we had hoped would be used to service customers of our core business. However, the completion of this plan has been adversely affected by our current severe cash shortage, as described below, and no assurance can be given as to when, if ever, our plan for e-commerce services will be completed.

Business development

     Our original plan of operation was to distribute comic books and comic book character-based trading cards and t-shirts to comic book specialty stores and traditional outlets. The response from the comic book retailers to our efforts was minimal because we couldn't offer them the comics published by certain principal comic book publishers, all of which had entered into and were subject to exclusive distribution agreements. Accordingly, we incurred substantial losses in the first three quarters of 1997. In the fourth quarter of 1997, we refocused our operations on the distribution of Anime. We are no longer involved in comic-book distribution. Distribution of Anime currently accounts for approximately 90% of our revenues, and Anime-related merchandise, including toys and trading cards, accounts for approximately 10%. 85% of our catalog is devoted to VCR tapes, 10% to DVD, and 5% to toys and trading cards.

     In the latter half of 1999 we began to develop plans to create a full service e-commerce and distribution platform to better serve our wholesale and retail Anime customers. In completing these plans it became apparent that the cost of building a platform with the flexibility and scalability to allow us to service other businesses wouldn't be significantly greater than the cost of building a platform for our own customers. As a result we decided to build a technical team dedicated to creating a business-to-business distribution and e-commerce platform that could be marketed and sold to other companies. If successful, the effect would be to create a source of ongoing revenue and profit in its own right. In addition, we expect that the cost per sale for distribution of our own products would decrease dramatically due to better overall utilization of infrastructure and back office systems. Although the platform is sustantially complete, we lost substantially all of our technical staff to an internet company in late June 2000 when we announced that we would not be able to meet our payroll on time. Absent the technical staff and the funding required to finish the platform, we suspended the project and currently are not able to complete a working model of the e-commerce platform nor avail ourselves of our first potential beta customer. We are in negotiation with Selenetix, a key subcontractor on the e-commerce project, to determine the feasibility and the resources required to complete the platform, which, if launched at all, would be at a scaled back level.

     Although we purchased and installed the Great Plains e-enterprise system to run our front office and back office transactional processes, we lack the technical capability to trouble-shoot, maintain and continue running this system efficiently.

     In addition to e-commerce and distribution services, our plan to develop a virtual Internet Service Provider service-in-a-box that will be integrated into the e-commerce platform has been put on hold, pending finalization of a technology agreement with Selenetix, as to which no assurances can be given.

Description of our Anime business

Anime

     Anime differs from American animation in several important ways. Unlike American animation, which is created mainly for children, Anime is targeted for specific age groups ranging from young children to adults. Therefore, Anime has more developed storylines and more lifelike characters, which grow emotionally and socially throughout the story. The storylines and characters can be as varied and detailed as in a feature-length movie or long-running television series. In addition, the characters' actions and characteristics drive stories more than they do with American animation. Characters learn how to obtain help from their friends and overcome their own weaknesses. That internal growth is the focus of the story, which makes the overall plot far more compelling, believable and relevant to the audience.

     Anime has a high degree of sensory appeal, due to the high-quality music and graphics. Also, the graphic style of most Anime is focused more on the visual context and use of backgrounds and less on the simulations of fluid body movements and other action. This method provides more information about the overall impression of the scene than with American cartoons, while the lower priority assigned to life-like body movement enables Anime to be produced at a far lower cost per frame.

     Unlike American animation, Anime appeals to both males and females. Anime makes liberal use of romantic themes, and 60% of all Anime films and series have female leads as either the hero or the love interest.

Product

     More than 2,500 Anime titles are now available in the United States. We distribute virtually the entire line of Anime videos, as well as ancillary products such as toys and trading cards based on the Anime movies. Anime producers haven't granted exclusive distribution agreements to any distributor, although we can't assure you that this situation will continue. Our product line includes Pokemon, Dragon Ball Z and Sailor Moon videos, as well as select Anime-related toys and other merchandise. Approximately 85% of the videos we purchase from suppliers are returnable. We obtain product on a non-exclusive basis from 15 Anime suppliers, including Central Park Media, Pioneer, A.D. Vision, Viz Communications, Irwin Toys, ADV Films and MGM's Orion Pictures. Since we obtain our Anime cassettes from multiple sources, we believe we have a secure source of product, although we can't give any assurances. However, as a result of our cash shortage, on June 26, 2000 our vice president of distribution services quit. In addition, due to our recent cash shortage, we currently purchase videos from some of our suppliers on a C.O.D. basis, and we carry a smaller variety of Anime videos in inventory, which may impair our ability to fulfill orders. In addition, if our cash shortage continues, it could jeopardize our ability to conduct our business.

Marketing and distribution

    Initially our products were offered only through our own catalogs to small retail customers that focused almost exclusively on Anime products and to individuals and retailers at trade shows and conventions. We intend to make the internet our primary distribution channel to consumers since Anime buyers are opting for this method of buying over traditional shopping malls and specialty shops. We plan to continue providing wholesale services to retail stores that are interested in the Anime product line. However, now we're focusing on direct marketing to the individual consumer through the internet and we believe that this medium will significantly reduce our marketing expenses. Currently, all of our products can be ordered through our e-commerce websites, www.animedepot.com and www.sycodistribution.com. The former is our e-commerce vehicle for consumers who want to purchase online while the latter is for wholesale customers enabling them to use a business-to-business password protected site.

     We have modified our marketing program to focus on new customer acquisition as well as recapture of former customers that might have been lost to the competition as a result of product stock-outs during the period of financial retrenchment. The new program will incorporate the following principal components:

     Direct Sales to Customers. We have put on hold plans to design several separate web sites for the different audiences that enjoy various subgenera of Anime and action oriented films (such as martial arts). Although no assurances can be given, in the near future we expect to rebuild our customer service infrastructure and implement direct selling techniques, including telemarketing for a limited period. We will continue to focus on providing a full line of Anime product that appeals to the core Anime customer - Anime fans who buy 24 tapes or more per year. This includes both consumers who buy from us directly and retailers who operate retail Anime shops. We will continue to target these customers via Anime conventions and through the sponsorship of events where Anime fans are expected to appear.

     Web Based Advertising. Although no assurances can be given, in the near future, we expect to resume web advertising via virtual malls or participation in performance marketing and similar affinity programs. Unless we are able to negotiate more favorable terms and repay our debt, it is unlikely that we will be able to enter into new advertising agreements with either USA Networks or the World Wrestling Federation. In December 2000 we signed an agreement with Gamesboro.com, Inc., an internet gaming site, whereby Gamesboro agreed to let us advertise on its website in exchange for 2,000,000 shares of our common stock, all of which are being registered in this offering.

     As part of our cost containment effort, we have outsourced our order fulfillment function to Independent Software Services Inc. of Frederick, Maryland, but we have retained certain of our warehousing personnel to support in-house customer service. However, we currently are contemplating an arrangement with Comics & Comix, Inc., which is owned by our co-CEO Ross Rojek, whereby Comics & Comix would handle all of our order fulfillment and will provide office staff and support for us. If such arrangement becomes finalized, as to which no assurances can be given, we expect to relocate our offices to Sacramento, California by the end of March 2001.

Competition

     There are three types of companies that sell Anime products in the United
States:

     o large integrated distributors of a wide variety of entertainment products targeted to a very wide range of demographics,

     o small distributors and licensors of a narrow range of Anime-oriented product targeted to the core Anime market, and

     o licensors and web-based retailers of a wide range of entertainment products with a narrow demographic target market of youth and young adults.

     The five major distributors of Anime videos in the United States are Bandai Entertainment, Pioneer Entertainment, Baker & Taylor, Inc., Ingram Entertainment, Inc. and Wizards of the Coast. These companies specialize in providing products to mass market retail chains, toy retailers and video chains that are interested primarily in selling only the 20 to 30 most popular Anime titles. We don't sell to large retail accounts and therefore we don't compete with these large distribution companies.

     We focus on providing a high degree of service to smaller retailers. The following companies, all privately held, are our main competitors because, like us, they are relatively small, primarily Anime distribution companies that serve the Anime niche market of small specialty retailers: Central Park Media, A.D. Vision, Animeigo and Media Blasters. Animeigo also has production facilities that allow it to provide subtitling and dubbing of original Anime product. These smaller distribution companies have greater financial, personnel, marketing and sales resources than we do. We compete with them on the basis of price, service, selection, availability and product knowledge.

     We also compete for the ultimate consumer purchaser of Anime products with mass market retailers of music and movies, most of which now sell Anime, and with many smaller retail outlets that sell Anime either by itself or as part of a product line that includes role playing games, video games, and other hobbyist activities.

     We also compete with non-Anime specific youth and young adult consumer websites, and they also perform their own customer fulfillment: The Right Stuf, Action Ace, Fandom, Next Planet Over, and Animenation. Although these websites offer more product lines than we do, we compete principally on the basis of price and we sell Anime videos generally at a 20-30% lower price.

Employees

     As of December 19, 2000, we had 7 employees, all of whom are full-time, which may not be enough to sustain our operations.

                            Properties and equipment

     Effective January 11, 2000, we entered into a lease agreement for 8,100 square feet of warehouse space at 9208B Venture Court, Manassas, Virginia at a monthly rental of $4,387.50 per month. This lease agreement expired July 15, 2000 after which we rented the space on a month to month basis. In July 2000 due to our cash shortage and loss of personnel, we moved our executive offices to this location. In early November, as part of our cost containment effort, we outsourced our order fulfillment function thereby eliminating the need for warehouse space. Therefore on November 15 we moved our corporate offices to a smaller location at 310 Dominion Road, Vienna, Virginia, where we occupy approximately 600 square feet provided at no cost to us by Selenetix, one of our major vendors, in anticipation of a debt rescheduling and V-ISP technology transfer which is currently being negotiated. Although we are still negotiating the debt rescheduling and V-ISP technology transfer with Selenetix, we currently are contemplating an arrangement with Comics & Comix, Inc., owned by our co-ceo Ross Rojek, whereby Comics & Comix would provide office staff and support for us. If such arrangement becomes finalized, as to which no assurances can be given, we expect to relocate our offices to Sacramento, California by the end of March 2001.

                                Legal proceedings

     We're not a party to any pending legal proceedings.

                                   Management

     (a) Officers and directors: The following table provides information concerning each executive officer and director of SyCoNet. All directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified, or until a director's death, resignation or removal.

Name                      Age     Position
----                      ---     --------


William Spears             38     president, co-chief executive officer and
                                  director

Ross Rojek                 33     co-chief executive officer

J. Larry Hineline          55     chairman of the board

Francis H. Yano            53     director

William Spears: Mr. Spears has been our president and chief executive officer since June 2000 when our co-founder Sy Picon resigned. He has been one of our directors since our inception. He was our president from inception until June 1998, when he became our executive vice president, and our secretary from November 1999 until June 2000. He was a co-founder of the Virginia limited partnership formed on February 1, 1997 which is our predecessor. He has been in the comic book industry since 1989 when he created a comic book title which he published. In 1995, he opened a retail comic book specialty store in San Carlos, California and expanded onto the internet in 1996. Since 1982, he has owned and operated the Perfect Shirt & Sign Company, a promotional screen printing facility which in 1990 expanded into supplying computer accessories.

     Ross Rojek: Mr. Rojek has been our co-chief executive officer since December 2000. He has been involved in comic book retailing for over twelve years. From October 1991 to August 1997, Mr. Rojek was the owner of Beyond the Pale, a pop-culture retail store. From January 1995 to January 1996, he was a consultant for Tower Records and Books. From February 1996 to March 2000, he was the owner of BTP Distribution, a book distribution company which he founded. In August 1997 he acquired and became ceo of Comics & Comix, Inc., a comic book retailer, a position which he still holds. In September 1998 he created and served as ceo of an internet retailer and offline wholesaler of comic books and related products which was acquired by Northwind Management Inc., a public company, in December 1999. Upon the effectiveness of such acquisition, he became ceo of the public company. In February 2000, the company's name was changed to TheComicStore.com, Inc. (Pink Sheets: CMIX).

J. Larry Hineline: Mr. Hineline has been one of our directors since January 1998 and chairman of the board since September 2000. He was our secretary from June 1998 until November 1999. From 1978 to 1991 he was employed at U.S. Surgical, most recently as senior director of operations, a position he held for seven years. From 1991 to 1992, he was the vice-president of product operations for Joint Medical Products Corporation. Since October 1993 he has been the owner of JVR Systems Inc. and Bear Services Inc., computer and consulting companies, respectively. Since February 1997 he also has been the owner of DavDez Arts Inc., a publisher of comic books, short stories and graphic novels. Mr. Hineline received his undergraduate degree from Troy State University in 1976 and his M.B.A from California Coast University in 1999. He is currently working towards a Ph.D. in business administration.

Francis H. Yano: Mr. Yano has been one of our directors since February, 2000. Since April 1973 Mr. Yano has been an attorney in private practice. From 1984 to the present, Mr. Yano has been president, director and co-owner of TVF, Inc., a suntan lotion company in Honolulu, Hawaii. Mr. Yano received his B.A. in biology from the University of Hawaii and his J.D. from the University of Colorado Law School.

     (b)  Key employee:

Michael Smith: Mr. Smith, age 38, joined us in May 2000 as our executive vice-president and corporate controller. From January 1999 to March 2000, Mr. Smith was accounting manager at Richmond American Homes, a top 10 national homebuilder. From October 1997 to November 1998, he was manager of financial reporting at First Centrum Corporation. He spent most of the period from December 1986 to September 1997 working as a certified public accountant at various firms, including Murray Johnson White; Holsinger Stemler Hook & Associates; Reznick, Fedder and Silverman; and Touche Ross & Company. Mr. Smith holds a B.S. in business administration in accounting from Duquesne University. He is a certified public accountant in the commonwealth of Virginia and is a member of the American Institute of Certified Public Accountants and the Virginia Society of Certified Public Accountants.

Executive compensation

     The following table summarizes the compensation for the fiscal year ended December 31, 1999 and the prior two fiscal years earned by or paid to our then chief executive officer, Sy R. Picon. No other executive officer earned over $100,000 per year during those years. All of Mr. Picon's options set forth below, with the exception of 250,000 options exercisable at $0.01 per share, were cancelled, with Mr. Picon's consent, in June 2000.

                                                                                     Long-term
                                                                                   compensation
                                                                                  ---------------
                                          Annual compensation                         Awards
                                          -------------------                       securities
Name and                                                                            underlying
principal position           Year                  Salary         Bonus           Options(#)/SARS
------------------           ----                  ------         -----           ---------------

Sy R. Picon, CEO             1999                $103,955           $0               4,600,000
                             1998                 $58,231           $0                       0
                             1997                 $42,058           $0               2,285,000

                      Option/SAR grants in last fiscal year

                                                                   Individual grants
                          ------------------------------------------------------------------------------------------------------
                             Number of               % of Total
                             securities          options/SARS
                             underlying             granted to           Exercise or                               Market price
                          options/SARS              employees            base price            Expiration           on date of
Name                          granted (#)         in fiscal year         ($/share)                date             of grant ($)
----                      ----------------        ---------------      ------------         ---------------       -------------
Sy R. Picon                  1,000,000                 10%                 $0.51                01/03/10              $2.03
                             1,000,000                 10%                 $2.03                01/03/10              $2.03
                             2,600,000                 27%                 $1.23                12/31/12              $1.23


              Aggregated Option/SAR Exercises in Fiscal Year 1999
                   and Option/SAR Values at December 31, 1999

                                                          Number of Securities                Value of Unexercised
                                                          Underlying Unexercised              in-the-Money
                                                          Options/SARs at                     Options/SARs at
                    Shares               Value            Fiscal Year-End (#)                 Fiscal Year-End($)
                    Acquired on          Realized         -----------------------------       ----------------------------
Name                Exercise(#)          ($)              Exercisable     Unexercisable       Exercisable    Unexercisable
----                -----------          --------         -----------     -------------       -----------    -------------
Sy R. Picon                   --                --         2,285,000                 0        $3,039,050              --
                              --                --         1,000,000                 0           830,000              --
                              --                --                 0         2,600,000                --        $286,000

                       1997 Incentive Compensation Program

     The following is a summary of the material terms of our 1997 Incentive Compensation Program.

General

     The purpose of the program is to increase stockholder value and to advance our interests by providing a variety of economic incentives designed to attract, retain and motivate our employees and other individuals providing services to us. Incentives may consist of the following:

     (a)  stock options;
     (b)  restricted stock;
     (c)  stock awards;
     (d)  performance shares; and
     (e)  other incentives, including cash.

     Incentives may be granted to any employee, director, consultant or other independent contractor of ours (eligible participants) as selected from time to time by the Compensation Committee.

     The program is administered by the Compensation Committee of the Board of Directors. The committee must consist of two or more directors who qualify as disinterested persons under Rule 16b-3 of the Securities Exchange Act of 1934 and as outside directors under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) prevents a publicly-traded corporation from taking a tax deduction for certain compensation in excess of $1 million per year which it or any subsidiary pays to specified executives. Those specified executives or covered employees are the chief executive officer and the four next most highly compensated executive officers for whom proxy disclosure is required. Certain compensation, including compensation based on the attainment of performance goals, is excluded from the deduction limit and, therefore, is deductible even if it exceeds $1 million per year. To qualify for this performance-based exemption, the material terms pursuant to which the compensation is to be paid, including the performance goals and the maximum amount payable to the covered employees, must be approved by the stockholders before payments are made.

     The number of shares of our common stock which may be issued under the program may not exceed 2,500,000 shares. This represents approximately 10% of the outstanding shares of common stock on December 4, 2000.

Stock Options

     Under the program, the committee may grant non-qualified and incentive stock options to eligible participants to purchase shares of common stock from us. The program gives the committee discretion, with respect to any such stock option, to determine the number and purchase price of the shares subject to the option, the term of each option and the time or times during its term when the option becomes exercisable, subject to the following limitations. No stock option may be granted with a purchase price less than the fair market value of the shares subject to the option on the date of grant. The term of a non-qualified option may not exceed 10 years and one day from the date of grant. The term of an incentive stock option may not exceed ten years from the date of the grant, and no incentive stock option may be transferred other than by will or the laws of descent and distribution. Payment of the option price will be made in such form and manner as the committee may approve.

Restricted Stock

     Restricted stock consists of the sale or transfer by us to an employee of one or more shares of common stock which are subject to restrictions on their sale or other transfer by the participant. The price, if any, at which restricted stock will be sold or granted will be determined by the committee, and it may vary from time to time and among participants and may require no payment or be less than the fair market value of the shares at the date of sale or grant. All shares of restricted stock granted to executive officers of us and our principal subsidiaries will be subject to the attainment of performance goals designed to satisfy the requirements under Section 162(m) of the code and other restrictions as the committee may determine. Subject to these restrictions and the other requirements of the program, a participant receiving restricted stock will have the rights of a stockholder (including voting and dividend rights) as to those shares only to the extent the committee designates such rights at the time of the grant. No person may receive, in any calendar year, more than 50,000 shares of restricted stock. The committee, in its sole discretion, may substitute cash for shares of common stock otherwise required to be distributed.

Stock Awards

     Stock awards consist of the transfer by us to an employee of shares of common stock, without payment, as additional compensation for his or her services to us or a subsidiary of us. Stock awards are subject to the following limitations. No person subject to Section 16(a) of the Securities Exchange Act of 1934 may receive a stock award, and no person eligible to receive a stock award may receive a stock award representing more than 2,500 shares of common stock in any calendar year.

Performance Shares

     Performance shares consist of the grant by us to an employee of a contingent right to receive payment of shares of common stock. Each performance share entitles the participant to one share of common stock, subject to the attainment of performance goals and other terms and conditions specified by the committee. The performance shares will be paid in shares of common stock (or cash, in the discretion of the committee) to the extent performance goals set forth in the grant are achieved. All performance shares granted to executive officers of us and our principal subsidiaries will be subject to the attainment of performance goals designed to satisfy the requirements under Section 162(m) of the code. The number of shares granted and the performance goals will be determined by the committee.

Other Incentives

     Other incentives may consist of a payment in cash or in kind by us to an eligible participant as additional compensation for his or her services to us or a subsidiary ours. The form, amount and the terms and conditions of other incentives will be determined by the committee. All other incentives granted to executive officers of us and our principal subsidiaries will be subject to the attainment of performance goals designed to satisfy the requirements under
Section 162(m) of the code.

Section 162(m) Performance Goals

     Under the program, all grants of restricted stock, performance shares, and other incentives granted to executive officers of us and our principal subsidiaries will be subject to the attainment of performance goals in compliance with the provisions of Section 162(m) of the code. The specific performance goals applicable to such an award shall be established by the committee within the first 90 days of the applicable performance period, based on one or more of the following business criteria: stock price, market share, sales, earnings per share, return on equity, costs and cash flow.

Non-transferability of Most Incentives

     No restricted stock, performance share or other incentive granted under the program will be transferable by its holder, except in the event of the holder's death, by will or the laws of descent and distribution. Non-qualified stock options may be transferred by the holder to the limited extent authorized by the rules and procedures established by the Compensation Committee from time to time or by will or by the laws of descent and distribution.

Amendment of the Program

     The Board of Directors may amend or discontinue the program at any time. However, no amendment or discontinuance may (a) alter or impair, without the consent of the recipient, an incentive previously granted or (b) result in a change which would disqualify awards made under the program from the exemption provided by Rule 16b-3 of the Exchange Act. In addition, the Board of Directors may not amend the program without approval of our stockholders to the extent such approval is required by law, agreement or any exchange on which the common stock is traded.

Acceleration of Incentives

     In the event of a change in control of the Company (as specified in the program), the restrictions on all outstanding shares of restricted stock will lapse immediately, all outstanding stock options will become exercisable immediately and all performance goals will be deemed to be met and payment made immediately.

Federal Income Tax Consequences

     Under existing federal income tax provisions, a participant who receives a stock option or performance shares under the program or who purchases or receives shares of restricted stock under the program will not normally realize any income, nor will we normally receive any deduction for federal income tax purposes in the year such incentive is granted. A participant who receives a stock award under the program consisting of shares of common stock will realize ordinary income in the year of the award in an amount equal to the fair market value of the shares of common stock covered by the award on the date it is made, and we will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income. A participant who receives a cash award will realize ordinary income at the time the award is paid equal to the amount received, and the amount of the cash is expected to be deductible by us.

     When a non-qualified stock option granted pursuant to the program is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the shares of common stock as to which the option is exercised and the aggregate fair market value of shares of the common stock on the exercise date, and we will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income.

     Options which qualify as incentive stock options are entitled to special tax treatment. Because the capital gains rate is currently lower than the highest individual rate, there are income tax advantages to receiving incentive stock options rather than non-qualified options. Incentive stock options must be exercised within ten years after the grant date or they expire. Incentive stock options are not transferable, other than by will or the laws of descent and distribution, and are exercisable, during the optionee's lifetime, only by the optionee. Under existing federal income tax law, if shares purchased pursuant to the exercise of an incentive stock option are not disposed of by the optionee within two years from the date of the option grant or within one year after the transfer of the shares to the optionee, whichever is longer, then:

     o    the optionee recognizes no income upon the exercise of the option;

     o any gain or loss will be recognized by the optionee only upon ultimate disposition of the shares and, assuming the shares constitute capital assets in the optionee's hands, will be treated as a long-term capital gain or loss;

     o the optionee's basis in the shares purchased will equal the amount of cash paid for such shares; and

     o we will not be entitled to a federal income tax deduction in connection with the exercise of the option.

     We understand that the difference between the option price and the fair market value of the shares acquired upon exercise of an incentive stock option will be treated as an "item of tax preference" for purposes of the alternative minimum tax. In addition, incentive stock options exercised more than three months after retirement are treated as non-qualified options.

     We further understand that if the optionee disposes of the shares acquired by exercise of an incentive stock option before expiration of the holding period described above, the optionee must treat as ordinary income in the year of that disposition an amount equal to the difference between the optionee's basis in the shares and the lesser of the fair market value of the shares on the date of exercise or the selling price. In addition, we will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.

     If the exercise price of an option is paid by surrender of previously owned shares, the basis of the shares received in replacement of the previously owned shares is carried over. If the option is a non-qualified option, the gain recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

     A participant who receives restricted stock or performance shares will normally realize taxable income on the date the shares become transferable or no longer subject to a substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will equal the amount by which the fair market value of the shares of common stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. A participant may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of common stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. We expect to be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee.

                 Certain relationships and related transactions

     Since December 31, 1998, we purchased approximately $93,250 worth of computer equipment and software from JVR Systems, of which our director J. Larry Hineline is president. To date we have paid $73,250 of the purchase price and satisfied the balance by returning some of the equipment and software purchased.

     We currently are contemplating an arrangement with Comics & Comix, Inc., which is owned by our co-ceo Ross Rojek, whereby Comics & Comix would handle all of our order fulfillment and will provide office staff and support for us. Although no assurances can be given, we expect such arrangement to become finalized by the end of March 2001.

     In January 2001, the following options previously granted to our directors were changed from their original exercise price to an exercise price of $.075 per share as follows: to Frank Yano, 15,000 options which had been exercisable at $2.47 per share; to William Spears, 500,000 options, which had been exercisable at $0.19 per share; and to Larry Hineline, 745,000 options, of which 500,000 had been exercisable at $0.19 per share, 200,000 had been exercisable at $0.51 per share and 45,000 had been exercisable at $1.23 per share.

     In January 2001, we granted to our co-ceo Ross Rojek an option to exchange up to 6,000,000 shares of common stock of TheComicStore.com, Inc. for up to 30,000,000 shares of common stock of SyCoNet. For each one share of TheComicStore, Mr Rojek would receive five shares of SyCoNet. He must exercise in tranches of 500,000 shares of SyCoNet. Mr. Rojek is ceo of TheComicStore.com, Inc., an internet retailer and offline wholesaler of comic books and related products based in Sacramento, California. TheComicStore's common stock is listed on the Pink Sheets under the symbol "CMIX". On January 16, 2001, the last reported trade in CMIX was $1.00 and the closing bid was $0.84 and the closing ask was $0.95.

            Market for common equity and related stockholder matters

Market information

     Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol "SYCD".

     The following table sets forth the range of high and low bid closing quotations for our common stock for each quarter within the last two fiscal years since quotation commenced. These quotes were provided by Pink Sheets LLC and reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

Period                                             Closing Bid
------                                             -----------
                                               High              Low
                                               ----              ---
October 13 (first
availability) through
December 31, 1998                              $.62             $.01

January 4 through
March 31, 1999                                  .56              .19


April 1 through
June 30, 1999                                   .73              .22

July 1 through
September 30, 1999                             2.40              .42

October 1 through
December 31, 1999                              2.69             1.19

January 3 through
March 31, 2000                                 2.91             1.44


April 3 through
June 30, 2000                                  1.94              .16

July 3 through
September 29, 2000                              .31              .08

Holders of Record

     As of December 21, 2000, there were 119 holders of record of our common stock.

Dividends

     Since our inception, we have not declared any dividends on our common stock and, since we currently intend to retain earnings for use in operations and the expansion of our business, we do not anticipate paying any cash dividends in the foreseeable future.

                             Principal shareholders

     The following table contains information regarding ownership of our common stock, which are our only voting securities, as of January 15, 2001 for:

     o    each person who beneficially owns more than 5% of our common stock,

     o    each of our directors and executive officers, and

     o    all of our directors and executive officers as a group.

     Unless otherwise indicated, we believe that the individuals listed below have the sole power to vote and dispose of the number of shares listed opposite their respective names.

                            Shares beneficially owned

Name and Address                       Office                          Shares owned          Percentage of class
----------------                       ------                          ------------          -------------------

William Spears                         president, co-chief             1,951,706(1)                   6%
c/o SyCoNet.Com, Inc.                  executive officer
310 Dominion Road                      and director
Vienna, VA 22180

J. Larry Hineline                      chairman of the board           1,420,753(2)                   4
9266 Oak Hammock Lane
Jupiter, FL 33478

Francis H. Yano                        director                          441,100(3)                   1
1466 Pule Place
Honolulu, HI 96816

Ross Rojek                             co-chief                       35,000,000(4)                  57
4316 D Street                          executive
Sacramento, CA 95819                   officer

All officers and                                                      38,813,559                     61
directors as a group
(4 individuals)

Alliance Equities, Inc.                                                9,840,654                     31
12147 N.W. 9th Drive
Coral Springs, FL 33071

Sy Robert Picon                                                        2,505,300(5)                   8
9880 Rainleaf Court
Bristow, VA 20136

Gamesboro.com, Inc.                                                    2,000,000(6)                   6
19821 Maycrest Way
Germantown, MD 20876

Franklin R. Kepler                                                     2,200,000(7)                   7
19821 Maycrest Way
Germantown, MD 20876


----------

(1) Includes options to purchase 1,250,000 shares of common stock of which 250,000 options are exercisable at $0.01 per share and 1,000,000 options are exercisable at $.075 per share.

(2) Includes options to purchase 745,000 shares of common stock all of which are exercisable at $.075 per share.

(3) Includes 1,750 shares owned by his son, 700 shares held by his daughter, and 6,900 shares held by his wife, as trustee for her mother, as to which Mr. Yano disclaims beneficial ownership. Also includes 6,250 shares issuable upon the exercise of common stock purchase warrants purchased in the January 2000 private placement offering and options to purchase 265,000 shares of common stock exercisable at $.075 per share.

(4) Includes 5,000,000 shares that are subject to forfeiture if Mr. Rojek does not maintain a continuing relationship with us as our co-chief executive officer until at least December 31, 2001. Includes 30,000,000 shares which Mr. Rojek may acquire at his option in exchange for 6,000,000 shares of TheComicStore.com, Inc. ("CMIX") at a 5:1 exchange ratio.

(5) Includes options to purchase 250,000 shares of common stock exercisable at $0.01 per share and 250,000 shares owned by Mr. Picon's wife, as to which he disclaims beneficial ownership.

(6)  Gamesboro.com is controlled by Franklin R. Kepler.

(7) Includes 2,000,000 shares owned by Gamesboro.com, a company which Mr. Kepler controls.

                            Selling security holders

     The following table sets forth certain information, as of the date of this prospectus, with respect to the selling security holders and their shares of common stock covered by this prospectus.

     The table assumes that all shares which will be registered based on the filing of this prospectus will be sold. Except as we have described below, the selling security holders have never held any position or office with us or had any other material relationship with us.

                                                         Shares                                    Shares         Percentage
                                                         owned                                     owned          owned
                                                         before               Shares               after          after
Selling stockholder                                      offering             registered           offering       offering
-------------------                                      --------             ----------           --------       --------
Gamesboro.com, Inc.                                    2,000,000              2,000,000                   0              0
Hofheimer Gartlir & Gross, LLP                           850,000                700,000                   0              0
Integrity Capital, Inc.                                  200,000                200,000                   0              0
Market Surveys International, Inc.                       400,000                400,000                   0              0

     The shares listed in the table as owned prior to the offering by Hofheimer Gartlir & Gross, LLP, our counsel, consist of 150,000 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock at $.075 per share and 700,000 shares issuable upon the exercise of options to purchase shares at $.02 per share.

     On November 22, 2000, we entered into an investor relations agreement with Integrity Capital, Inc. in which Integrity agreed to perform investor relations services in exchange for 200,000 shares of our common stock, all of which are being registered in this offering.

     On November 22, 2000, we entered into a financial consulting agreement with Market Surveys International, Inc. in which Market Surveys agreed to provide investor relations services in exchange for 400,000 shares of our common stock, all of which are being registered in this offering.

     On December 14, 2000, we entered into an advertising agreement with Gamesboro.com, Inc. in which Gamesboro agreed to create an advertising campaign for Syco on Gamesboro's website in exchange for 2,000,000 shares of our common stock, all of which are being registered in this offering.

                           Description of securities

Authorized stock

     Our authorized capital stock consists of 85,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001.

Common stock

     We currently have 31,733,848 shares of common stock outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

     Holders of common stock are entitled to receive dividends, when and if declared by the board of directors, out of funds legally available for that purpose and to share ratably in our net assets upon liquidation, after provision has been made for each class of stock, if any, having preference over the common stock.

     Holders of common stock are entitled to one vote per share on all matters requiring a vote of shareholders. Since the common stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of common stock voting for the election of directors can elect all of the directors whose terms expire that year, if they choose to do so.

     Holders of common stock do not have preemptive or other rights to subscribe for additional shares, nor are there any redemption or sinking fund provisions associated with the common stock.

Preferred stock

     We currently have no shares of preferred stock outstanding. However, our board of directors is authorized to issue all of our authorized shares of preferred stock in series and to establish from time to time the number of shares to be included in each series and to fix the designations, powers and other rights and preferences of the shares of each series as may be determined from time to time by our board of directors, as well as any qualifications, limitations or restrictions. Accordingly, our board of directors, without stockholder approval, may issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the subscribers for our common stock. The preferred stock thus could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of us, which could have the effect of discouraging hostile bids for control of us in which stockholders may receive premiums for their shares of common stock or otherwise dilute the rights of holders of common stock and the market price of the common stock. Although we have no present intention to issue any shares of our preferred stock, we may do so in the future.

Options

     The options being registered for Hofheimer Gartlir & Gross, LLP ("Hofheimer") entitle Hofheimer to purchase 700,000 shares of our common stock at a price of $.02 per share.

Delaware anti-takeover law

     We are subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

     o prior to the date of the transaction, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

     o upon becoming an interested stockholder, the stockholder then owns at least 85% of the voting securities, as defined in Section 203; or

     o after the date of the transaction, the business combination is approved by both the board of directors and the stockholders.

     Business combination generally is defined to include mergers, asset sales and certain other transactions with an interested stockholder. An interested stockholder generally is defined as a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of a corporation's voting stock. Although Section 203 permits us to elect not to be governed by its provisions, to date we have not made this election. As a result of the application of section 203, potential acquirers of the company may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of their securities at above-market prices in these transactions.

Transfer agent

     The transfer agent and registrar for our stock is Interwest Transfer Company, Salt Lake City, Utah.

                              Plan of distribution

     We have been advised by the selling security holders that they may sell their shares of common stock from time to time directly to purchasers in privately negotiated transactions or, from time to time, they may offer the shares for sale in the over-the-counter market through or to securities brokers or dealers that may receive compensation in the form of discounts, concessions or commissions from the selling security holders. We will not receive any of the proceeds from the sale of our common stock by the selling security holders. The selling security holders, and any dealers or brokers that participate in the distribution of the shares of common stock, may be deemed to be "underwriters" as that term is defined by the Securities Act, and any profit on the sale of shares of common stock by them, and any discounts, commissions, or concessions received by any such dealers or brokers, may be deemed to be underwriting discounts and commissions under the Securities Act.

     We are paying the costs, expenses and fees of registering the shares offered by the selling security holders, not including any brokerage commissions or similar selling expenses related to the sale of the shares of the common stock. The selling security holders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. We can't assure you that all or any of the shares offered in this prospectus will be sold by the selling security holders.

                                  Legal Matters

     The legality of our common stock has been passed upon on our behalf by Hofheimer Gartlir & Gross, LLP, New York, New York (the "Firm"). The Firm and its individual partners own an aggregate of 46,000 shares of our common stock and options to purchase (a) 150,000 shares of common stock at a price of $.075 per share, all of which were registered in an earlier prospectus, and (b) 700,000 shares at a price of $.02 per share, all of which are being registered in this prospectus. The options listed in (a) above were repriced in January 2001. They previously had been exercisable at $0.187 per share.

                                     Experts

     Our financial statements for each of the fiscal years ended December 31, 1999, 1998, and 1997 appearing in this prospectus and elsewhere in the registration statement have been included in reliance on the reports of Yount Hyde & Barbour, P.C., Winchester, Virginia, our independent auditors, and on the authority of that firm as experts in accounting and auditing.

                         Limited liability of directors

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities - other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding - is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), article tenth of our certificate of incorporation provides that our directors can't be held liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement, provided that these expenses have been actually and reasonably incurred by the directors and officers by reason of their capacity as such. Article tenth of our certificate of incorporation requires us to indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, any person who is, was, or has agreed to become a director or officer of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

                          INDEX TO FINANCIAL STATEMENTS


Consolidated Balance Sheets as of September 30, 2000 (unaudited)
   and December 31,1999                                                            F-1

Consolidated Statements of Operations for the nine months and three
   months ended September 30, 2000 and 1999 (unaudited)                            F-2

Consolidated Statements of Cash Flows for the nine months ended
   September 30, 2000 and 1999 (unaudited)                                         F-3

Notes to Unaudited Consolidated Financial Statements                               F-4


Report of Independent Auditors                                                     F-7

Balance Sheets as of December 31, 1999 and 1998                                    F-8

Statements  of Operations for the years ended December 31, 1999 and 1998, and for the period from January 15, 1997 (date of inception) to
   December 31, 1997                                                               F-9

Statements  of Stockholders' Equity for the years ended December 31, 1999 and
   1998 and for the period from January 15, 1997 (date of inception)
   to December 31, 1997                                                            F-10

Statements  of Cash Flows for the years ended December 31, 1999 and 1998 and for the period from January 15, 1997 (date of inception) to
   December 31, 1997                                                               F-11

Notes to Financial Statements                                                      F-12

                                SYCONET.COM, INC.

                           Consolidated Balance Sheets

                                                                          Sept 30,            December 31,
                                                                            2000                 1999
                                                                         Unaudited
                                                                        -----------           -----------
Assets

Current Assets
     Cash and cash equivalents                                          $    98,743           $   587,559
     Accounts receivable, net of allowance for
          doubtful accounts of $22,000 and $15,000 at
          September 30, 2000 and December 31, 1999,                          22,072                63,233
          respectively
     Due from officers                                                           --                65,000
     Prepaid expenses                                                            --                 4,324
     Inventories                                                            162,227               352,176
     Other current assets                                                     4,388                 1,930
                                                                        -----------           -----------

          Total current assets                                          $   287,430           $ 1,074,222
                                                                        -----------           -----------

Property and Equipment, at cost                                         $   322,550           $    84,869
     Less accumulated depreciation                                          (51,359)              (12,679)
                                                                        -----------           -----------

          Total property and equipment                                  $   271,191           $    72,190
                                                                        -----------           -----------

Other Assets                                                                     --                 5,000
                                                                        -----------           -----------

          Total assets                                                  $   558,621           $ 1,151,412
                                                                        ===========           ===========


     Liabilities and Stockholders' Equity

Current Liabilities
     Current maturities of long-term debt                               $   110,500           $    31,974
     Accounts payable and accrued expenses                                  879,932             1,020,428
     Stock subscriptions refund payable                                      18,700                22,500
                                                                        -----------           -----------

          Total current liabilities                                     $ 1,009,131           $ 1,074,902

Long-Term Debt, less current maturities                                     134,166                    --
                                                                        -----------           -----------

          Total liabilities                                             $ 1,143,297           $ 1,074,902
                                                                        -----------           -----------


Stockholders' Equity (Deficit)
     Preferred stock, authorized, 1,000,000 shares; no shares
          outstanding                                                                                  --
     Common stock, $0.0001 par value, authorized 80,000,000
          shares in 2000 and 1999; issued and outstanding 20,876,840
          and 11,795,429 shares in 2000 and 1999, respectively          $     2,088           $     1,180
     Additional paid-in capital                                           6,854,349             7,245,967
     Deferred compensation                                                 (339,610)             (721,900)
     Retained Deficit                                                    (7,101,504)           (6,448,737)
                                                                        -----------           -----------

          Total stockholders' equity (deficit)                          $  (584,677)          $    76,510
                                                                        -----------           -----------


          Total liabilities and stockholders' equity (deficit)          $   558,621           $ 1,151,412
                                                                        ===========           ===========

See Notes to Financial Statements.

                                SYCONET.COM, INC.

                Consolidated Statements of Operations (unaudited)

                                                                    Nine Months Ended Sept 30,         Three Months Ended Sept 30,
                                                                    --------------------------         ---------------------------
                                                                      2000              1999              2000              1999
                                                                      ----              ----              ----              ----
Net sales                                                        $    580,606      $    773,134      $    102,774      $    375,147

Cost of goods sold                                                    476,304           598,527            60,249           305,611
                                                                 ------------      ------------      ------------      ------------


          Gross profit                                           $    104,302      $    174,607      $     42,525      $     69,536

Operating expenses:
     Selling, general and
         administrative expenses                                    3,357,057           586,521           482,235           162,000

     Restructuring and other non-recurring charges                    422,986                --                --                --

     Reversal of stock compensation expense                        (3,040,000)               --                --                --
                                                                 ------------      ------------      ------------      ------------


          Operating (loss)                                       $   (635,741)     $   (411,913)     $   (439,710)     $    (92,463)

Nonoperating expense, net                                             (17,025)           (2,316)           (2,556)             (910)
                                                                 ------------      ------------      ------------      ------------


          Net (loss)                                             $   (652,766)     $   (414,230)     $   (442,266)     $    (93,374)
                                                                 ============      ============      ============      ============


(Loss) per common share, basic and diluted                       $      (0.05)     $      (0.05)     $      (0.03)     $      (0.01)
                                                                 ============      ============      ============      ============

Weighted average shares outstanding, basic
  and diluted                                                      14,294,967         9,136,543        17,122,526        10,711,429
                                                                 ============      ============      ============      ============

See Notes to Unaudited Financial Statements.

               Consolidated Statements of Cash Flows (unaudited)

                                                                                      Nine Months Ended
                                                                                        September 30,
                                                                              ---------------------------------
                                                                                  2000                  1999
                                                                              -----------           -----------
Cash Flows From Operating Activities
     Net loss                                                                  $  (652,766)         $  (414,229)
     Adjustments to reconcile net loss to net cash
       (used in) operating activities:
       Depreciation and amortization                                                63,429                3,854
       Amortization of deferred compensation
       related to stock options                                                    382,290                   --
       Restructuring charges and other unusual items                               422,986                   --
       Reversal of stock compensation                                           (3,040,000)                  --
       Changes in assets charges and liabilities:
         (Increase) decrease in accounts receivable                                 41,161               (9,049)
         Decrease in prepaid expenses                                                4,324                   --
         (Increase) decrease in inventory                                          189,949             (199,362)
         (Decrease)  in other assets                                                 2,542                   --
         Increase (decrease) in accounts payable and accrued expenses             (209,391)               2,726
         Increase (decrease) in other liabilities                                   (3,800)             (65,597)
                                                                               -----------          -----------

                         Net cash (used in) operating activities               $(2,799,276)         $  (681,657)
                                                                               -----------          -----------

Cash Flows From Investing Activities,
     purchase of property and equipment                                        $  (380,330)         $        --
                                                                               -----------          -----------


Cash Flows From Financing Activities
     Proceeds from issuance of stock                                           $ 1,751,790          $   774,980
     Repayment of loans to officers                                                 65,000              (10,000)
     Short-term loans to employees                                                      --                2,000
     Proceeds from Other Financing                                                 875,000                   --
     Principal payments on long-term debt                                           (1,000)              (6,030)
                                                                               -----------          -----------
         Net cash provided by financing activities                               2,690,790              760,950
                                                                               -----------          -----------

         Increase (decrease) in cash and cash
                              equivalents                                      $  (488,816)         $    79,293

Cash and Cash Equivalents
     Beginning                                                                     587,559               20,676
                                                                               -----------          -----------

     Ending                                                                    $    98,743          $    99,969
                                                                               ===========          ===========

Supplemental Disclosures of Cash Flow Information,
     cash payments for interest                                                $    30,965          $     2,034
                                                                               ===========          ===========

Supplemental Schedule of Noncash Investing and Financing Activities
     Payment of long-term debt by issuance of stock                            $   897,500          $        --
                                                                               ===========          ===========

     Long-term debt incurred for the purchase of equipment                     $   156,422          $        --
                                                                               ===========          ===========

See Notes to Financial Statements.

NOTE 1 - ACCOUNTING POLICIES

Unaudited Interim Financial Information

Syconet.com, Inc. ("the Company") has prepared its consolidated financial statements as of September 30, 2000 and 1999 and for the periods then ended in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). These statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to present fairly the financial condition and results of operations for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such SEC rules and regulations. Operating results for the quarter ended September 30, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2000. These consolidated financial statements should be read in conjunction with the audited financial statements and the accompanying notes included in the Company's Form 10SB Registration Statement declared effective March 25, 2000 and Form SB2, initially made effective on June 23, 2000, and all its related post-effective amendments.

GOING CONCERN

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the company as a going concern. However, the Company has sustained substantial operating losses since inception and the Company has used substantial amounts of working capital in its operations. In addition, there has been a loss of key personnel which may cause a disruption to operations. The above conditions raise substantial doubt about the entity's ability to continue as a going concern.

     In view of these matters, the Company needs to obtain substantial additional working capital and to replace certain key personnel. The Company is actively engaged in pursuing financing and other arrangements. However, the Company can not assure that it will be able to obtain the financing necessary to continue to support its business.

CASH AND CASH EQUIVALENTS

     All highly liquid investments with maturities of three months or less at the date of purchase are considered to be cash equivalents and are carried at cost plus accrued interest, which approximates fair value.

ACCOUNTS RECEIVABLE

     Accounts receivable are shown net of related allowance for doubtful accounts. The allowance for doubtful accounts were $ 22,000 and $ 15,000 as of September 30, 2000 and December 31, 1999, respectively.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories consisted of goods, primarily anime videos, purchased for redistribution.

PROPERTY AND EQUIPMENT

     Property and equipment, principally computer hardware and software, are stated at historical cost less accumulated depreciation. The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense. Depreciation is provided using the straight-line method over a three to five-year estimated life. Depreciation expense totaled $ 59,200 and $ 3,900 for the nine months ended September 30, 2000 and 1999, respectively.

LOSS PER SHARE

     Loss per share is computed on the weighted average number of shares outstanding and excludes any dilutive effects of options, warrants and convertible securities. Common equivalent shares are excluded from the computation if their effect is antidilutive.

REVENUE RECOGNITION

     Sales are recorded net of discounts, which range from 28% to 50% versus manufacturer's suggested retail price (MSRP). Generally, web-based consumer purchases are non-returnable, except for damaged products. For retailers, the right of return is granted in exchange for a cash refund or merchandise exchange contingent upon receipt of the returned inventory on a case-by-base basis. Retailer returns are subject to a 15% restocking fee. In December, 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), which summarizes guidelines for recognition, presentation and disclosure of revenue in the financial statements. The Company has determined that it is in compliance with the subject bulletin.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Syconet.com and its non-operating subsidiaries. There are no inter-company balances and transactions.

ADVERTISING COSTS

Advertising costs are expensed as incurred or if applicable, are amortized over the contract term based on a guaranteed number of impressions for the period.

RESTRUCTURING CHARGES AND OTHER UNUSUAL ITEMS

     Restructuring charges consist primarily of penalties associated with early terminations of various leases on facilities and furniture which the Company is unable to use as a result of downsizing and consolidation of operations. Other unusual items consist of one-time writedowns for certain assets from which the Company may never benefit. Following is a breakdown of these charges:

                    Losses from facility
                     exit and lease
                     cancellations             148,633

                    Asset Write-downs          274,353
                                               -------
                                               422,986
                                               =======


INCOME TAXES

     Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of asset and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

     In September, 2000, the Emerging Issues Task Force (EITF) issued its final consensus on EITF Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." This consensus provided that all amounts billed for shipping and handling in a sale transaction be classified as revenue. The Company currently includes in cost of sales inbound shipping costs, but classifies warehousing, order fulfillment, and outbound shipping costs under Selling, General and Administrative Expense.

NOTE 2 -- REVERSAL OF STOCK COMPENSATION

     During the first and second quarter of 2000, 13,599,750 outstanding stock options were cancelled or forfeited, resulting in a reversal of $3,040,000 of stock compensation expense.

NOTE 3 -- COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     In early August, 2000, the Company received notice of a motion for judgment filed by Dominion Computer Systems ("Dominion") against it in the Circuit Court of Rockingham County in the Commonwealth of Virginia, for alleged indebtedness in the amount of $ 64,580, plus interest. The Company disputed the amount and filed a counter-suit, alleging various defenses against Dominion. Subject to a confidentiality agreement, the parties agreed to settle out of court for an undisclosed amount which has no material impact to the financial statements.

     From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business, including contract terminations, employment related claims and claims of alleged infringement of trademarks, copyrights and other intellectual property rights. The Company currently is not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, prospects, financial condition and operating results.

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors
Syconet.com, Inc.
Manassas, Virginia


     We have audited the accompanying balance sheets of Syconet.com, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998 and for the period from January 15, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Syconet.com, Inc. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and for the period from January 15, 1997 (date of inception) to December 31, 1997 in conformity with generally accepted accounting principles.



YOUNT, HYDE & BARBOUR, P.C.
Winchester, Virginia
March 14, 2000

                                SYCONET.COM, INC.

                                 Balance Sheets
                           December 31, 1999 and 1998

                                                                             December 31,
                                                                       --------------------------
Assets                                                                    1999           1998
                                                                       -----------    -----------
Current Assets
     Cash and cash equivalents                                         $   587,559    $    20,676
     Accounts receivable, net of allowance for
          doubtful accounts of $15,000 and $8,202 at
          December 31, 1999 and 1998, respectively                          63,233         40,506
     Due from employee                                                          --          2,000
     Due from officers                                                      65,000             --
     Prepaid expenses                                                        4,324             --
     Inventories                                                           352,176        167,507
     Other current assets                                                    1,930             --
                                                                       -----------    -----------
          Total current assets                                         $ 1,074,222    $   230,689
                                                                       -----------    -----------

Property and Equipment, at cost                                        $    84,869    $    25,703
     Less accumulated depreciation                                         (12,679)        (5,475)
                                                                       -----------    -----------
          Total property and equipment                                 $    72,190    $    20,228
                                                                       -----------    -----------

Other Assets                                                           $     5,000    $     5,000
                                                                       -----------    -----------

          Total assets                                                 $ 1,151,412    $   255,917
                                                                       ===========    ===========

Liabilities and Stockholders' Equity

Current Liabilities
     Current maturities of long-term debt                              $    31,974    $    22,483
     Accounts payable and accrued expenses                               1,020,428        301,302
     Stock subscriptions refund payable                                     22,500         22,500
     Loans from officers                                                        --         10,000
                                                                       -----------    -----------
          Total current liabilities                                    $ 1,074,902    $   356,285

Long-Term Debt, less current maturities                                         --         15,858
                                                                       -----------    -----------
          Total liabilities                                            $ 1,074,902    $   372,143
                                                                       -----------    -----------

Stockholders' Equity
     Preferred stock, authorized, 500,000 shares; no shares
          outstanding                                                  $        --    $        --
     Common stock, $0.0001 par value, authorized 14,500,000
          shares in 1999 and 1998; issued and outstanding 11,795,429
          and 6,500,053 shares in 1999 and 1998, respectively                1,180            650
     Additional paid-in capital                                          7,245,967      1,033,888
     Deferred compensation                                                (721,900)            --
     Retained earnings (deficit)                                        (6,448,737)    (1,150,764)
                                                                       -----------    -----------
          Total stockholders' equity (deficit)                         $    76,510    $  (116,226)
                                                                       -----------    -----------

          Total liabilities and stockholders' equity (deficit)         $ 1,151,412    $   255,917
                                                                       ===========    ===========


See Notes to Financial Statements.

                                SYCONET.COM, INC.

                            Statements of Operations
               For the Years Ended December 31, 1999 and 1998 and
            for the Period from January 15, 1997 (Date of Inception)
                              to December 31, 1997

                                                                                       Period from
                                                                                     January 15, 1997
                                                         Year Ended    Year Ended   (Date of Inception)
                                                         December 31,  December 31,   to December 31,
                                                            1999           1998           1997
                                                         -----------    -----------    -----------
Net sales                                                $ 1,153,536    $   625,955    $   174,880

Cost of goods sold                                           851,478        512,024        246,222
                                                         -----------    -----------    -----------

          Gross profit (loss)                            $   302,058    $   113,931    $   (71,342)

Operating expenses:
     Selling, general and administrative expenses          5,599,437        771,395        415,971
                                                         -----------    -----------    -----------

          Operating (loss)                               $(5,297,379)   $  (657,464)   $  (487,313)

Nonoperating expense, net                                       (594)        (3,565)        (2,422)
                                                         -----------    -----------    -----------

          Net (loss)                                     $(5,297,973)   $  (661,029)   $  (489,735)
                                                         ===========    ===========    ===========

Loss per common share, basic and diluted                 $     (0.55)   $     (0.12)   $     (0.10)
                                                         ===========    ===========    ===========

Weighted average shares outstanding, basic and diluted     9,682,754      5,625,507      5,153,058
                                                         ===========    ===========    ===========


See Notes to Financial Statements.

                                SYCONET.COM, INC.

                       Statements of Stockholders' Equity
               For the Years Ended December 31, 1999 and 1998 and
              the Period from January 15, 1997 (Date of Inception)
                              to December 31, 1997

                                                                  Additional                    Retained
                                                      Common        Paid-In      Deferred       Earnings
                                                       Stock        Capital    Compensation     (Deficit)
                                                    -----------   -----------  ------------    -----------
Balance, January 15, 1997 (date of inception)       $        --   $        --   $        --    $        --
     Net (loss)                                              --            --            --       (489,735)
     Issuance of 5,153,053 shares of common stock           515       511,273            --             --
                                                    -----------   -----------   -----------    -----------
Balance, December 31, 1997                          $       515   $   511,273   $        --    $  (489,735)
     Net (loss)                                              --            --            --       (661,029)
     Issuance of 1,347,000 shares of common stock           135       522,615            --             --
                                                    -----------   -----------   -----------    -----------
Balance, December 31, 1998                          $       650   $ 1,033,888   $        --    $(1,150,764)
     Net (loss)                                              --            --            --     (5,297,973)
     Issuance of 5,290,376 shares of common stock           529     1,643,915            --             --
     Exercise of 5,000 common stock options                   1           250            --             --
     Deferred compensation related
      to common stock options                                --     4,567,914    (4,567,914)            --
     Amortization of deferred compensation
       related to common stock options                       --            --     3,846,014             --
                                                    -----------   -----------   -----------    -----------
Balance, December 31, 1999                          $     1,180   $ 7,245,967   $  (721,900)   $(6,448,737)
                                                    ===========   ===========   ===========    ===========


See Notes to Financial Statements.

                                SYCONET.COM, INC.

                            Statements of Cash Flows
               For the Years Ended December 31, 1999 and 1998 and
              the Period from January 15, 1997 (Date of Inception)
                              to December 31, 1997

                                                                                                                Period from
                                                                                                              January 15, 1997
                                                                          Year Ended         Year Ended     (Date of Inception)
                                                                         December 31,        December 31,     to December 31,
                                                                             1999                1998              1997
                                                                        ---------------    ---------------    ---------------
Cash Flows From Operating Activities
     Net loss                                                           $    (5,297,973)   $      (661,029)   $      (489,735)
     Adjustments to reconcile net loss to net cash
          (used in) operating activities:
               Depreciation                                                       7,204              4,552                923
               Amortization of deferred compensation
                 related to stock options                                     3,846,014                 --                 --
               Changes in assets and liabilities:
                    (Increase) in accounts receivable                           (22,727)           (22,494)           (18,012)
                    (Increase) decrease in prepaid expenses                      (4,324)             5,000             (5,000)
                    (Increase) in inventory                                    (184,669)          (167,507)                --
                    (Increase) in other assets                                   (1,930)                --             (5,000)
                    Increase in accounts payable and accrued expenses           719,126            232,401             68,901
                    Increase in stock subscription refund payable                    --             22,500                 --
                                                                        ---------------    ---------------    ---------------
                         Net cash (used in) operating activities        $      (939,279)   $      (586,577)   $      (447,923)
                                                                        ---------------    ---------------    ---------------

Cash Flows From Investing Activities,
     purchase of property and equipment                                 $       (59,166)   $       (16,473)   $        (9,230)
                                                                        ---------------    ---------------    ---------------

Cash Flows From Financing Activities
     Proceeds from issuance of stock                                    $     1,644,695    $       522,750    $       511,788
     Short-term loans from officers                                             (10,000)            10,000                 --
     Short-term loans to officers                                               (65,000)                --                 --
     Short-term loans to employees                                                2,000             (2,000)                --
     Proceeds from long-term borrowing                                               --                 --             50,000
     Principal payments on long-term debt                                        (6,367)           (10,289)            (1,370)
                                                                        ---------------    ---------------    ---------------
                         Net cash provided by financing activities      $     1,565,328    $       520,461    $       560,418
                                                                        ---------------    ---------------    ---------------

                         Increase (decrease) in cash and cash
                              equivalents                               $       566,883    $       (82,589)   $       103,265

Cash and Cash Equivalents
     Beginning                                                                   20,676            103,265                 --
                                                                        ---------------    ---------------    ---------------

     Ending                                                             $       587,559    $        20,676    $       103,265
                                                                        ===============    ===============    ===============

Supplemental Disclosures of Cash Flow Information,
     cash payments for interest                                         $         1,173    $         2,712    $         1,630
                                                                        ===============    ===============    ===============


See Notes to Financial Statements.

                                SYCONET.COM, INC.

                          Notes to Financial Statements


Note 1.   Nature of Business and Significant Accounting Policies

          From January 15, 1997, date of inception, to February 1, 1997, the Corporation operated as a general partnership between Sy Robert Picon, Chairman of the Board of SyCoNet.Com, Inc. ("SyCoNet" or the "Corporation"), and William Spears, President and Chief Executive Officer of SyCoNet. From February 1, 1997 to June 30, 1997, the Corporation operated as a limited partnership which included nine separate partners and on June 30, 1997, the Corporation was incorporated in the State of Delaware under the name Syco Comics & Distribution. The Corporation changed its name in early 1999 to Syconet.com, Inc.

          From the date of inception to December 31, 1997, the Corporation primarily operated as a distributor of comic books, trading cards and collectible toys to independent retailers nationwide. Subsequent to 1997, the Corporation replaced the distribution of comic books with the distribution of Japanese anime videos. Sales are made in the United States and internationally through several websites on the internet, the publication of a catalog and attendance at conventions across the United States.

          A summary of the Corporation's accounting policies are as follows:

               Cash and Cash Equivalents

                    For purposes of reporting the statements of cash flows, the Corporation includes all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents. Certificates of deposit, regardless of maturities, are included as cash and cash equivalents on the accompanying balance sheets.

               Accounts Receivable

                    Accounts receivable are shown net of related allowance for doubtful accounts. The allowance for doubtful accounts is $15,000 and $8,202 for December 31, 1999 and 1998,
                    respectively.

               Inventories

                    Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories at December 31, 1999 and 1998 consisted of goods, primarily anime videos, purchased for redistribution.

                          Notes to Financial Statements


               Property and Equipment

                    Property and equipment, principally computer hardware and software, are stated at historical cost less accumulated depreciation. The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense. Depreciation is provided using the straight-line method over a three to five-year estimated life. Depreciation expense totaled $7,204, $4,552 and $923 for the years ended December 31, 1999 and 1998 and the period from January 15, 1997, date of inception, through December 31, 1997, respectively.

               Earnings Per Share

                    Per Financial Accounting Standards Board Statement No. 128, "Earnings Per Share," basic earnings per share is computed on the weighted average number of shares outstanding and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is computed in a manner similar to basic EPS, except for certain adjustments to the numerator and the denominator. Diluted EPS gives effect to all dilutive potential common shares that were outstanding during the period. Dilution reduces EPS and results from the assumption that convertible securities were converted, that options or warrants were exercised, or that other shares were issued upon the satisfaction of certain conditions. Common equivalent shares are excluded from the computation if their effect is antidilutive.

               Revenue Recognition

                    The Corporation recognizes revenue from product sales, net of any discounts which range from 28% to 50%, when the products are shipped to customers. Outbound shipping and handling charges are included in net sales. The Corporation provides an allowance for sales returns, which has been insignificant, based on historical experience.

               Advertising Costs

                    Advertising costs are expensed as incurred. Advertising costs were $72,762, $17,030 and $12,012 for the years ended December 31, 1999 and 1998 and the period from January 15, 1997, date of inception, through December 31, 1997, respectively.

                    The Corporation has also entered into certain advertising agreements, which include fixed fees through 2000. The costs associated with these agreements are recognized on a systematic basis over the term of the related agreements as services are received.

                          Notes to Financial Statements


               Software Development Costs

                    In accordance with Statement of Position No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," the Corporation capitalizes software development costs in the application development stage of the software development project. To date, all of the Corporation's costs for research and development of software development have been expensed as incurred since the amount of software development costs incurred subsequent to the preliminary product stage has been immaterial.

               Income Taxes

                    Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of asset and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

               Use of Estimates

                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note 2.   Accounts Payable and Accrued Expenses

          The Corporation's accounts payable and accrued expenses consist of the following:

                                                       December 31,
                                                ---------------------------
                                                   1999             1998
                                                ----------       ----------

     Accounts payable                           $  330,151       $  160,686
     Professional services                         461,103           54,813
     Salaries                                      123,480            1,630
     Payroll taxes                                  74,052           82,368
     Other                                          31,642            1,805
                                                ----------       ----------
                                                $1,020,428       $  301,302
                                                ==========       ==========

                          Notes to Financial Statements


Note 3.   Long-Term Debt

          The Corporation's long-term debt is as follows:

                                                            December 31,
                                                        -------------------
                                                          1999        1998
                                                        -------     -------
     Note payable, due in monthly
          installments of $1,517, interest
          at 9.25%, uncollateralized,
          due September 2000                            $31,975     $38,341
     Less current maturities                             31,975      22,483
                                                        -------     -------
                                                        $    --     $15,858
                                                        =======     =======

          Aggregate maturities of long-term debt due in 2000 are $31,975.


Note 4.   Payroll Taxes Payable

          During 1997 and the first three quarters of 1998, the Corporation was in compliance with payroll tax reporting requirements but was not able to remit the related tax amounts. Consequently, the Corporation entered into an installment payment agreement with the IRS and began making payments to cover the back taxes and penalties. The payroll tax liability was $64,768, plus penalties and interest of $17,600 at December 31, 1998. The Corporation paid off its back taxes in 1999, and is now current with its payroll tax obligations.

Note 5.   Credit Risk

          The Corporation maintains its cash accounts and certificates of deposit at various commercial banks. At December 31, 1999 and 1998, all deposits were covered by the FDIC.

Note 6.   Related Party Transactions

          The amounts due from employees and loans due to stockholders represent short-term cash advances. At December 31, 1998, the Corporation had $2,000 due from an employee and $10,000 due to officers, which were collected and remitted in 1999, respectively. At December 31, 1999, the Corporation had $65,000 due from an officer, which was collected in early 2000.

                          Notes to Financial Statements


Note 7.   Loss Per Share

          The effect on weighted average number of shares of diluted potential common stock are not included in the computation if their inclusion would have an antidilutive effect (reduce the loss per common share) applicable to the loss from operations for the years ended December 31, 1999 and 1998 and the period from January 15, 1997, date of inception, through December 31, 1997.

          Options  of  14,916,000,  5,471,000  and  5,400,000  shares  were  not included in computing loss per share assuming dilution for the years ended December 31, 1999 and 1998 and the period from January 15, 1997, date of inception, through December 31, 1997, respectively, because their effects were antidilutive. The potential common stock did not have an effect on net loss.

Note 8.   Stock Options

          The Corporation authorized the grant of 3,320,000 non-qualified and 6,130,000 qualified stock options in 1999, 86,000 non-qualified stock options in 1998 and 5,400,000 non-qualified stock options in 1997 to key employees or directors of the Corporation. The vesting period ranges from one month to three years for the options granted in 1999, immediately to one year for those granted in 1998 and immediately for all stock options granted in 1997. Financial Accounting Standards Board ("SFAS") Statement No. 123, "Accounting for Stock Based Compensation," provides for a fair value method of accounting for employee options and measures compensation expense using an option valuation model that takes into account, as of the grant date, the exercise price and expected life of the options, the current price of the underlying stock, and the risk-free interest rate for the expected term of the option. The Corporation has elected to continue accounting for employee stock-based compensation under Accounting Principles Board Opinion ("APB") No. 25 and related interpretations, which generally requires that compensation cost be recognized for the difference, if any, between the quoted market price of the stock and the amount an employee must pay to acquire the stock.

          The Corporation recorded aggregate deferred compensation of $4,567,914 in 1999. The amount represents the difference between the grant price and the deemed fair value of the Corporation's common stock for shares subject to options granted in 1999. The amortization of deferred compensation will be charged to operations over the vesting period of the options, which range from one month to three years. Total amortization recognized was $3,846,014 for the year ended December 31, 1999. The underlying stock options were granted in the fourth quarter of 1999 and substantially vested as of year end. Under APB No. 25, because the exercise price of all outstanding options was equal to or greater than the fair value of the underlying stock on the date of grant, no compensation expense was recognized during the year ended December 31, 1998 and for the period from January 15, 1997 to December 31, 1997.

                          Notes to Financial Statements


          If the fair value method of accounting for stock options under SFAS 123 had been applied there would have been no expense relating to the stock options for 1998 and 1997 since there was no determinable fair value for the related stock at the grant date of the stock options. Net income would have been reduced in 1999 as follows:

                                                                  1999
                                                               -----------
     Net loss
          As reported                                          $(5,297,973)
          Pro forma                                             (8,511,679)


          In determining the pro forma amounts above, the fair value of each employee-related grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1999: Price volatility of 85%, risk-free interest rate of 6.5%, dividend rate of 0% and expected lives of 7 years. Loss per share would remain unchanged in 1999 because including the stock options would have an antidilutive effect.

          A summary of the status of the outstanding options at December 31, 1999, 1998 and 1997 and changes during the periods ended on those dates is as follows:

                                           December 31, 1999                December 31, 1998                December 31, 1997
                                      -----------------------------    ----------------------------     ----------------------------
                                                      Weighted                           Weighted                         Weighted
                                                       Average                           Average                          Average
                                                      Exercise                           Exercise                         Exercise
                                        Shares          Price            Shares           Price           Shares           Price
                                      ----------     -------------     ----------     -------------     ----------     -------------
Outstanding at beginning
     of year                           5,471,000     $        0.01      5,400,000     $        0.01             --     $          --
Granted                                9,450,000              1.16         86,000              0.03      5,400,000              0.01
Exercised                                  5,000              0.05         15,000              0.01             --                --
                                      ----------                       ----------                       ----------
Outstanding at end of year            14,916,000                        5,471,000                        5,400,000              0.01
                                      ==========                       ==========                       ==========
Exercisable at end of year             5,916,000                        5,446,000                        5,400,000


          The weighted-average fair value of options granted during the year ended December 31, 1999 was $1.18 and $1.76 for options granted at fair market value and for options granted at below fair market value, respectively. The weighted-average exercise price of options granted during the year ended December 31, 1999 was $1.49 and $0.53 for options granted at fair market value and for options granted at below fair market value, respectively.

                          Notes to Financial Statements


          The following table summarizes information about options outstanding at December 31, 1999:

                                          Options Outstanding                          Options Exercisable
                        -----------------------------------------------------   -----------------------------------
                                              Weighted-
                                               Average          Weighted                                Weighted
                                              Remaining          Average                                Average
      Range of               Number          Contractual        Exercise             Number             Exercise
   Exercise Prices        Outstanding           Life              Price            Outstanding           Price
----------------------  -----------------  ----------------  ----------------   ------------------    -------------
 $0.01 - 0.50                 5,466,000              3.41            $ 0.01            5,466,000           $ 0.01
  0.51 - 2.03                 9,450,000              9.92              0.16              450,000             0.51
                             ----------                                                ---------
                             14,916,000                                                5,916,000
                             ==========                                                =========


Note 9.   Operating Leases

          The Corporation leases certain office equipment and automobiles under various operating leases. Scheduled payments under these leases are as follows:

          Year ended December 31,
                   2000                                        $ 14,680
                   2001                                           7,152
                   2002                                           3,037
                                                               --------
                                                               $ 24,869
                                                               ========

          The total rental expense included in the statements of operations for the years ended December 31, 1999 and 1998 and the period from January 15, 1997, date of inception, through December 31, 1997 was $50,566, $53,314 and $8,857, respectively.


Note 10.  Income Tax Matters

          Net deferred tax assets consist of the following components as of December 31, 1999 and 1998:


                                                  1999           1998
                                             ---------      ---------
          Deferred tax assets:
               Loss carryforwards            $ 867,000      $ 377,400

               Less valuation allowance       (867,000)      (377,400)
                                             ---------      ---------
                                             $      --      $      --
                                             =========      =========

                          Notes to Financial Statements


          During the years ended December 31, 1999 and 1998, the Corporation recorded a valuation allowance of $867,000 and $377,400 on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. There was no other activity in the valuation allowance account during 1999 or 1998.

          Loss carryforwards for tax purposes as of December 31, 1999 have the following expiration dates:

          Expiration Date                                          Amount
          ---------------                                        -----------
               2017                                              $   480,000
               2018                                                  630,000
               2019                                                1,440,000
                                                                 -----------
                                                                 $ 2,550,000
                                                                 ===========

          The income tax provision is less than would be obtained by applying the statutory Federal corporate income tax rate to pre-tax accounting income as a result of the following items:

                                                                                    Period from
                                                                                    January 15,
                                                                                       1997
                                                                                      through
                                                     Years Ended December 31,       December 31,
                                                      1999             1998            1997
                                                  -----------      -----------      -----------
          Income tax (benefit) computed at
               federal statutory rates            $(1,801,311)     $  (224,750)     $  (166,510)
          Increase (decrease) in income taxes
               resulting from:
                    Nondeductible stock-based
                         compensation expense       1,307,645               --               --
                    Valuation allowance               499,600          214,200          163,200
                    Other                              (5,934)          10,550            3,310
                                                  -----------      -----------      -----------
                                                  $        --      $        --      $        --
                                                  ===========      ===========      ===========

                          Notes to Financial Statements


Note 11.  Commitments and Contingencies

          The Corporation entered into a consulting agreement in early 1999, which specified both payments of cash and the issuance of common stock of the Corporation. The stock was not issued in 1999, and subsequently, the two parties have agreed to a payment of 137,500 shares of the Corporation's common stock in 2000.

          The Corporation entered into various advertising contracts in late 1999 and early 2000 which commit the Corporation to expenses of $316,906 in 2000.

Note 12.  Subsequent Events

          Additional Sources of Capital

               The Corporation has funded its operations primarily through private equity financing pursuant to Regulation D, which is a limited offer and sale of securities without registration under the Securities Act of 1933. Additional funds were raised through various private placements through March 2000 totaling in excess of $450,000.

          New Line of Credit

               The Corporation has signed a Letter of Intent for a $5 million line of credit with a venture capital firm that has funded numerous emerging growth companies. The Letter of Intent expires at the end of 2000.

          Funding Agreement

               The Corporation entered into a $2 million funding agreement with a venture capital firm in late 1999. The funding will occur in four separate installments in 2000 and is contingent upon the Corporation meeting certain filing deadlines. The Corporation received $500,000 in early 2000. The obligations bear interest at 12% per annum and are repayable in shares of common stock equal to the principal plus interest accrued to the payment date.

          Lease Commitments

               The Corporation has entered into three new lease commitments in early 2000 for the rental of office and warehouse space. The lease commitments over the next six years are: 2000, $266,175; 2001, $296,349; 2002, $288,000; 2003, $288,000; 2004, $288,000
               and 2005, $72,000.

                                SyCoNet.Com, Inc.


                                3,300,000 shares

                              --------------------

                                   PROSPECTUS

                              --------------------


     We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. No other information should be relied upon. The information contained in this prospectus is current only to the date of this prospectus. This prospectus does not offer to sell any securities in any jurisdiction where to do so would be unlawful.


                                  -------------


     Until February 12, 2001, 25 days afer the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters.

                                January 18, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of directors and officers.

     As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), article tenth of our certificate of incorporation provides that our directors can't be held liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement, provided that these expenses have been actually and reasonably incurred by the directors and officers by reason of their capacity as such. Article tenth of our certificate of incorporation requires us to indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, any person who is, was, or has agreed to become a director or officer of the company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

Item 25. Other expenses of issuance and distribution

     The expenses payable by us in connection with the issuance and distribution of the securities being registered are estimated as follows:

     SEC Registration Fee                                   $     55.18
     Printing and duplication expenses                         1,000.00
     Legal fees and expenses                                  10,000.00
     Accounting fees and expenses                              1,000.00
     State "blue sky" fees                                       250.00
     Other                                                         0.00
                                                            -----------

                             Total                          $ 12,305.78
                                                            ===========


     All expenses, except for the SEC registration fee, are estimates.

     The selling security holders will not bear any portion of the foregoing expenses, but will pay fees in connection with the resale of the shares of common stock effected to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions, as well as the fees and disbursements of counsel and accountants, if any, retained by them and any other fees and expenses not expressly agreed to be borne by us.

Item 26. Recent sales of unregistered securities

     In June 1997, we sold our 31 founders 4,592,053 shares for an aggregate price of $457 ($.0001 per share) in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), for transactions not involving a public offering.

     In September, November and December 1997, we sold to 24 non-accredited and 16 accredited investors 686,000 shares of common stock for an aggregate price of $343,000 ($.50 per share) in a private placement made pursuant to the exemption from registration provided by Section 3(b) of the 1933 Act and Rule 504 of Regulation D promulgated under the 1933 Act. The investors paid cash for their shares.

     In March, April, May and June 1998, we sold to 23 non-accredited and 16 accredited investors 728,000 shares of common stock for an aggregate price of $364,000 ($.50 per share) in a private placement made pursuant to the exemption from registration provided by Section 3(b) and Rule 504.

     In October 1998 we issued 400,000 shares of common stock to two accredited investor consultants for services rendered aggregating $200,000. This issuance was in reliance on the exemption from registration provided by Section 3(b) and Rule 504.

     From November 1998 through February 1999, in connection with a private placement made pursuant to the exemption from registration provided by Rule 504, we (a) sold 2,012,500 shares of common stock to four non-accredited and eight accredited investors at a price of $.20 per share, for an aggregate price of $402,500 in cash, and (b) issued 180,000 shares to two non-accredited and three accredited investors for services rendered valued at $36,000.

     In March and April 1999, we sold to three accredited investors 667,500 shares of common stock at a price of $.20 per share, for an aggregate price of $133,500, in cash, in a private placement made pursuant to the exemption from registration provided by Section 3(b) and Rule 504.

     In June 1999, we sold to two accredited investors 1,520,000 shares of common stock at a price of $.15 per share, for an aggregate price of $228,000, in a private placement made pursuant to the exemption from registration provided by Section 3(b) and Rule 504 of the 1933 Act and Section 203(t) of the Pennsylvania Securities Act of 1972.

     In October 1999, we sold to one accredited investor 394,000 shares of common stock at a price of $.75 per share, for an aggregate price of $295,500, in a private placement made pursuant to the exemption from registration provided by Section 3(b) and Rule 504 of the 1933 Act and Section 203(t) of the Pennsylvania Securities Act of 1972.

     In November 1999, we issued 5,000 shares at a price of $.05 per share for an aggregate price of $250 to an employee who exercised stock options. This issuance was in reliance on the exemption from registration provided by Section 4(2) of the 1933 Act.

     From November 1999 through February 2000, we sold to 34 accredited investors 927,053 shares of common stock at a price of $.85 per share, for an aggregate price of $787,995, in a private placement made pursuant to the exemption from registration provided by Section 4(2) and 4(6) of the 1933 Act and Rule 506 of Regulation D promulgated under the 1933 Act.

     In January 2000 we issued 10,000 shares to Jamie Graham in connection with his 1998 appointment as a director in reliance on the exemption from registration under Section 4(2) of the 1933 Act.

     In January 2000 we sold to 12 accredited investors units consisting of 726,250 shares of our common stock and 181,562 redeemable warrants at a price of $1.00 per unit,for an aggregate price of $726,250, in a private placement made pursuant to the exemption from registration provided by Section 4(2) and 4(6) of the 1933 Act and Rule 506 of Regulation D promulgated under the 1933 Act. Each redeemable warrant entitles the holder to purchase one share of our common stock at a price of $1.00 per share until December 31, 2001.

     In February 2000, we sold to one accredited investor 343,000 shares of common stock at a price of $1.00 per share for an aggregate price of $343,000, in a private placement made pursuant to the exemption from registration provided by Section 3(b) and Rule 504 of the 1933 Act and Section 203(t) of the Pennsylvania Securities Act of 1972.

     In February 2000, we issued 280,000 shares of common stock to a director,
J. Larry Hineline, who exercised certain stock options at a price of $.51 per share for 250,000 shares, $1.02 per share for 15,000 shares and $.01 per share for 15,000 shares, for an aggregate price of $142,950. This issuance was in reliance on the exemption from registration under Section 4(2) and 4(6) of the 1933 Act.

     In June 2000, pursuant to a funding agreement dated December 16, 1999, we issued to Alliance Equities, Inc. ("Alliance") 1,869,492 shares of our common stock, of which 600,000 were issued upon the exercise of Alliance's common stock purchase warrant and 1,269,492 shares were issued as repayment of the first $500,000 due to Alliance by us under the agreement. From August through November 2000, pursuant to an amendment to the funding agreement, we issued to Alliance an aggregate of 8,033,162 shares of common stock as repayment of $500,000 due to Alliance by us under the amended funding agreement. All issuances were made in reliance on the exemption from registration provided by Sections 4(2) and 4(6) of the 1933 Act.

     In June 2000, we sold to two accredited investors 60,000 shares of common stock at a price of $.35 per share for an aggregate price of $21,000, in a private placement made pursuant to the exemption from registration provided by Sections 4(2) and 4(6) of the 1933 Act.

     In June 2000 pursuant to a lease agreement with Diversified Leasing, Inc. ("Diversified") we granted Diversified a warrant to purchase 94,554 shares of our common stock at a price of $1.21875. The warrant may not be exercised until after the closing price of our common stock shall been equal to or greater than $10.00 for 15 consecutive trading days and only until December 31, 2003.

     In June 2000, pursuant to a sponsorship agreement dated March 3, 2000, we issued 13,793 shares of our common stock to Dragon*con, Inc. This issuance was made in reliance on the exemption from registration provided by Sections 4(2) and 4(6) of the 1933 Act.

     In August 2000, in connection with services rendered to us related to the closing on our facilities leases, we granted a certain individual a redeemable warrant to purchase 25,000 shares of our common stock at a price of $0.12 per share until August 14, 2005.

     In August 2000, in consideration for the cancellation of the lease for our property at 9105A and 9105C Owens Drive, we granted two individuals redeemable warrants to purchase an aggregate of 36,563 shares of our common stock at a price of $0.16 per share until August 14, 2005.

     In September 2000, we issued 204,546 shares of our common stock to seven individuals at an average price of $.14 per share in consideration for cancellation of indebtedness to certain investors. These issuances were made in reliance on the exemption from registration provided by Sections 4(2) and 4(6) of the 1933 Act and Rule 506 promulgated thereunder.

     In November 2000, pursuant to a consulting agreement dated September 25, 2000, we issued 200,000 shares of our common stock to a certain individual. This issuance was made in reliance on the exemption from registration provided by
Section 4(2) of the 1933 Act.

     In December 2000, we issued the following shares in reliance on the exemption from registration provided by Section 4(2) of the 1933 Act: Pursuant to an investor relations agreement dated November 22, 2000, we issued 200,000 shares of our common stock to Integrity Capital, Inc. Pursuant to a financial consulting agreement dated November 22, 2000, we issued 200,000 shares of our common stock to Market Surveys International, Inc. Pursuant to an advertising agreement dated December 14, 2000, we issued 2,000,000 shares of our common stock to Gamesboro.com, Inc. Finally, we issued 5,000,000 shares of our common stock to Ross Rojek, in connection with his appointment as our co-chief executive officer, and we issued 320,000 shares of our common stock to Selenetix, Inc., pursuant to a letter of intent dated September 13, 2000.

     A notice on Form D was filed with the Commission with respect to each of the above issuances of securities under Regulation D, with the exception of all of the issuances to Alliance under the funding agreement, the issuances of the warrants in June and August 2000, the 204,546 shares issued in September 2000 and the 200,000 shares issued in November 2000 pursuant to the consultant agreement, and all of the issuances in December 2000.


Item 27. Exhibits

Exhibit No.             Description
-----------             -----------

     3.1                Certificate of Incorporation(1)

     3.1a Certificate of Amendment of the Certificate of Incorporation, dated March 11, 1998(1)

     3.1b Certificate of Amendment of Certificate of Incorporation, dated February 17, 1999(1)

     3.1c Certificate of Amendment of Certificate of Incorporation, dated June 21, 2000(3)

      3.2               By-Laws(1)

      4                 Specimen Common Stock Certificate(2)

      5.1               Opinion of Hofheimer Gartlir & Gross, LLP

     10.1               1997 Incentive Compensation Program, as amended(4)

     21                 Subsidiaries(2)

     23                 Consent of Yount, Hyde & Barbour, P.C.

----------

(1)  Incorporated by reference in Form 10-SB, January 25, 2000

(2)  Incorporated by reference in Form 10-SB, Amendment No. 1, March 21, 2000

(3)  Incorporated by reference in Form SB-2, Amendment No. 1, June 27, 2000

(4) Incorporated by reference in Form SB-2, Post Effective Amendment No. 1, August 28, 2000

Item 28. Undertakings

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act,

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement;

     (2) that, for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vienna, State of Virginia on January 18, 2001.



                                       SYCONET.COM, INC.


                                       By: /s/ William Spears
                                           ------------------------------
                                           William Spears
                                           Co-Principal Executive Officer


                                       By: /s/ Ross Rojek
                                           ------------------------------
                                           Ross Rojek
                                           Co-Principal Executive Officer


                                       By: /s/ Michael Smith
                                          ---------------------------------
                                           Michael Smith
                                           Principal Financial Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

                                       By: /s/ William Spears
                                          ---------------------------------
                                           William Spears
                                           Director


                                       Date: January 18, 2001

                                       By: /s/ J. Larry Hineline
                                          ---------------------------------
                                           J. Larry Hineline
                                           Director


                                       Date: January 18, 2001